Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of November 15, 2015,

by and among

MARRIOTT INTERNATIONAL, INC.,

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,

SOLAR MERGER SUB 1, INC.,

SOLAR MERGER SUB 2, INC.,

MARS MERGER SUB, INC.,

and

MARS MERGER SUB, LLC

EXECUTION COPY

TABLE OF CONTENTS

		Page

ARTICLE I
THE MERGERS AND THE LLC CONVERSION

SECTION 1.1	The Combination Transactions	1
SECTION 1.2	Closing	3
SECTION 1.3	Effectiveness of Starwood Merger	3
SECTION 1.4	Effectiveness of Starwood LLC Conversion	4
SECTION 1.5	Effectiveness of Initial Holdco Merger	4
SECTION 1.6	Effectiveness of Final Holdco Merger	5

ARTICLE II
EFFECT OF THE COMBINATION TRANSACTIONS ON THE CAPITAL STOCK OF STARWOOD AND HOLDCO; EXCHANGE OF CERTIFICATES

SECTION 2.1	Effect on Capital Stock of Starwood and Holdco from the Combination Transactions	6
SECTION 2.2	Exchange of Shares and Certificates	10
SECTION 2.3	Certain Adjustments	14
SECTION 2.4	Further Assurances	14

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.1	Representations and Warranties of Starwood	14
SECTION 3.2	Representations and Warranties of Marriott	31

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1	Conduct of Business	45
SECTION 4.2	No Solicitation by Starwood	54
SECTION 4.3	No Solicitation by Marriott	57

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.1	Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings	60
SECTION 5.2	Access to Information; Confidentiality	61
SECTION 5.3	Reasonable Best Efforts	62
SECTION 5.4	Indemnification, Exculpation and Insurance	64
SECTION 5.5	Fees and Expenses	65
SECTION 5.6	Public Announcements	65
SECTION 5.7	NASDAQ Listing	66

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EXECUTION COPY

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 15, 2015 (this “Agreement”), by and among Marriott International, Inc., a Delaware corporation (“Marriott”), Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), Solar Merger Sub 1, Inc., a Maryland corporation and wholly-owned direct subsidiary of Starwood (“Holdco”), Solar Merger Sub 2, Inc., a Maryland corporation and wholly-owned direct subsidiary of Holdco (“Starwood Merger Sub”), Mars Merger Sub, Inc., a Maryland corporation and wholly-owned direct subsidiary of Marriott (“Marriott Corporate Merger Sub”), and Mars Merger Sub, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Marriott (“Marriott LLC Merger Sub”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Marriott and Starwood have deemed it advisable and in the best interests of their respective corporations and stockholders that Marriott and Starwood engage in a business combination; and

WHEREAS, for U.S. Federal income Tax purposes, it is intended that (i) the Starwood Merger and the Starwood LLC Conversion, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Initial Holdco Merger and the Final Holdco Merger, taken together, constitute an integrated plan described in Rev. Rul 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”), (iii) the Integrated Transaction qualify as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (i)–(iii), the “Intended Tax Treatment”) and (iv) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

THE MERGERS AND THE LLC CONVERSION

SECTION 1.1 The Combination Transactions. (a) The Starwood Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”), Starwood Merger Sub shall be merged with and into Starwood (the “Starwood Merger”) at the Starwood Merger Effective Time. Following the Starwood Merger Effective Time, the separate corporate existence of Starwood Merger Sub shall cease, and Starwood shall continue as the surviving corporation (the “Initial Starwood Surviving Corporation”) in the Starwood Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Starwood Merger Sub in accordance with the MGCL.

(b) The LLC Conversion. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the Maryland Limited Liability Company Act (the “Maryland LLC Act”), following the Starwood Merger, the Initial Starwood Surviving

Corporation shall be converted from a Maryland corporation into a Maryland limited liability company (“Starwood LLC”) (the “Starwood LLC Conversion”) at the Starwood LLC Conversion Effective Time, and Starwood LLC, for all purposes under the MGCL and the Maryland LLC Act, shall be deemed to be the same entity as the Initial Starwood Surviving Corporation.

(c) The Initial Holdco Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, following the Starwood LLC Conversion, Marriott Corporate Merger Sub shall be merged with and into Holdco (the “Initial Holdco Merger”) at the Initial Holdco Merger Effective Time. Following the Initial Holdco Merger Effective Time, the separate corporate existence of Marriott Corporate Merger Sub shall cease, and Holdco shall continue as the surviving corporation (the “Initial Holdco Surviving Corporation”) in the Initial Holdco Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Marriott Corporate Merger Sub in accordance with the MGCL.

(d) The Final Holdco Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the Limited Liability Company Act of the State of Delaware (the “Delaware LLC Act”), following the Initial Holdco Merger, the Initial Holdco Surviving Corporation shall be merged with and into Marriott LLC Merger Sub (the “Final Holdco Merger” and, together with the Starwood Merger, the Starwood LLC Conversion and the Initial Holdco Merger, the “Combination Transactions”) at the Final HoldCo Merger Effective Time. Following the Final Holdco Merger Effective Time, the separate corporate existence of the Initial Holdco Surviving Corporation shall cease, and Marriott LLC Merger Sub shall continue as the surviving company (the “Final Surviving Company”) in the Final Holdco Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of the Initial Holdco Surviving Corporation in accordance with the MGCL and the Delaware LLC Act.

(e) Resulting Structure. As a result of the foregoing transactions, (i) Marriott LLC Merger Sub (aka, the “Final Surviving Company”) shall remain as a wholly-owned direct subsidiary of Marriott, (ii) Starwood LLC (fka, the “Initial Surviving Corporation” or “Starwood”) shall become a wholly-owned direct subsidiary of Marriott LLC Merger Sub, (iii) Starwood Merger Sub shall cease to exist, (iv) Marriott Corporate Merger Sub shall cease to exist and (v) Holdco shall cease to exist.

(f) Authorized Holdco Shares. In connection with the Combination Transactions, Starwood and Holdco shall take such actions as may be necessary to ensure that there are authorized and available for issuance, prior to the Starwood Merger, a sufficient number of shares of common stock, par value $0.01 per share, of Holdco (the “Holdco Common Stock”) to permit the issuance of shares of Holdco Common Stock to the holders of shares of common stock, par value $0.01 per share, of Starwood (the “Starwood Common Stock”) as of the Starwood Merger Effective Time in accordance with the terms of this Agreement.

(g) Authorized Marriott Shares. In connection with the Combination Transactions, Marriott shall take such actions as may be necessary to ensure there are authorized and available for issuance, prior to the Initial Holdco Merger, a sufficient number of shares of Class A

Common Stock, par value $0.01 per share, of Marriott (the “Marriott Common Stock”) to permit the issuance of shares of Marriott Common Stock to the holders of shares of Holdco Common Stock (which includes the former holders of shares of Starwood Common Stock that are entitled to receive shares of Holdco Common Stock in the Starwood Merger) as of the Initial Holdco Merger Effective Time in accordance with the terms of this Agreement.

SECTION 1.2 Closing. The closing of the Combination Transactions (the “Closing”) shall take place at 10:00 a.m., New York time, on the third business day after satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York, 10019, unless another time, date or place is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

SECTION 1.3 Effectiveness of Starwood Merger.

(a) Starwood Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Starwood Merger to be consummated by filing with the State Department of Assessments and Taxation of Maryland (the “SDAT”) articles of merger (the “Initial Starwood Articles of Merger”) with respect to the Starwood Merger, duly executed and completed in accordance with the relevant provisions of the MGCL, and shall make all other filings or recordings required under the MGCL. The Starwood Merger shall become effective at 11:58 p.m. New York City time on the Closing Date or at such other time as Starwood and Marriott shall agree and specify in the Initial Starwood Articles of Merger; provided that such other time shall be before the Starwood LLC Conversion Effective Time (such time as the Starwood Merger becomes effective being the “Starwood Merger Effective Time”). The Starwood Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL.

(b) Organizational Documents. At the Starwood Merger Effective Time, the Starwood Charter and the Starwood By-laws shall be amended to read in their entirety as the articles of incorporation of Starwood Merger Sub and the by-laws of Starwood Merger Sub, respectively (except that references to the name of Starwood Merger Sub shall be replaced by references to the name of Starwood), in each case until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of Starwood Merger Sub immediately prior to the Starwood Merger Effective Time shall be the directors of the Initial Starwood Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Starwood immediately prior to the Starwood Merger Effective Time shall be the officers of the Initial Starwood Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.4 Effectiveness of Starwood LLC Conversion.

(a) Starwood LLC Conversion. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Starwood LLC Conversion to be consummated by filing with the SDAT articles of conversion (the “Starwood Articles of Conversion”) with respect to the Starwood LLC Conversion, duly executed and completed in accordance with the relevant provisions of the MGCL and the Maryland LLC Act, and shall make all other filings or recordings required under the MGCL or the Maryland LLC Act. The Starwood LLC Conversion shall become effective at 11:59 p.m. New York City time on the Closing Date or at such other time as Starwood and Marriott shall agree and specify in the Starwood Articles of Conversion; provided that such other time shall be after the Starwood Merger Effective Time and before the Initial Holdco Merger Effective Time (such time as the Starwood LLC Conversion becomes effective being the “Starwood LLC Conversion Effective Time”). The Starwood LLC Conversion shall have the effects set forth in this Agreement and the applicable provisions of the MGCL and the Maryland LLC Act.

(b) Organizational Documents. At the Starwood LLC Conversion Effective Time, the articles of organization of Starwood LLC and the operating agreement of Starwood LLC will be in a form agreed to by Starwood and Marriott prior to the Closing, in each case until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of the Initial Starwood Surviving Corporation immediately prior to the Starwood LLC Conversion Effective Time shall be the managers of Starwood LLC, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Initial Starwood Surviving Corporation immediately prior to the Starwood LLC Conversion Effective Time shall be the officers of Starwood LLC, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.5 Effectiveness of Initial Holdco Merger.

(a) Initial Holdco Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Initial Holdco Merger to be consummated by filing on the Closing Date with the SDAT articles of merger (the “Holdco Articles of Merger”) with respect to the Initial Holdco Merger, duly executed and completed in accordance with the relevant provisions of the MGCL, and shall make all other filings or recordings required under the MGCL. The Initial Holdco Merger shall become effective at 12:01 a.m. New York City time on the day immediately following the Closing Date or at such other time as Starwood and Marriott shall agree and specify in the Holdco Articles of Merger; provided that such other time shall be after the Starwood LLC Conversion Effective Time and before the Final Holdco Merger Effective Time (such time as the Initial Holdco Merger becomes effective being the “Initial Holdco Merger Effective Time”).

(b) Organizational Documents. At the Initial Holdco Merger Effective Time, the articles of incorporation of Holdco and the by-laws of Holdco shall be amended to read in their entirety as the articles of incorporation of Marriott Corporate Merger Sub and the by-laws of Marriott Corporate Merger Sub, respectively (except that references to the name of Marriott Corporate Merger Sub shall be replaced by references to the name of Holdco), in each case until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of Marriott Corporate Merger Sub immediately prior to the Initial Holdco Merger Effective Time shall be the directors of the Initial Holdco Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Marriott Corporate Merger Sub immediately prior to the Initial Holdco Merger Effective Time shall be the officers of the Initial Holdco Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.6 Effectiveness of Final Holdco Merger.

(a) Final Holdco Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Final Holdco Merger to be consummated by filing with the Secretary of State of the State of Delaware and the SDAT, a certificate of merger and articles of merger (collectively, the “Final Holdco Merger Filing Documents”), as applicable, with respect to the Final Holdco Merger, duly executed and completed in accordance with the relevant provisions of the Delaware LLC Act and the MGCL, and shall make all other filings or recordings required under the Delaware LLC Act or the MGCL. The Final Holdco Merger shall become effective at 12:02 a.m. New York City time on the day immediately following the Closing Date or at such other time as Starwood and Marriott shall agree and specify in the Final Holdco Merger Filing Documents; provided that such other time shall be after the Initial Holdco Merger Effective Time (such time as the Final Holdco Merger becomes effective being the “Final Holdco Merger Effective Time”). The Final Holdco Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL and the Delaware LLC Act.

(b) Organizational Documents. At the Final Holdco Merger Effective Time, the certificate of formation of Marriott LLC Merger Sub shall become the certificate of formation of the Final Surviving Company, until thereafter amended in accordance with Applicable Law, and (ii) the limited liability company agreement of Marriott LLC Merger Sub shall become the limited liability company agreement of the Final Surviving Company, until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of the Initial Holdco Surviving Corporation immediately prior to the Final Holdco Merger Effective Time shall be the managers of the Final Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Initial Holdco Surviving Corporation immediately prior to the Final Holdco Merger Effective Time shall be the officers of the Final Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT OF THE COMBINATION TRANSACTIONS ON THE CAPITAL STOCK OF

STARWOOD AND HOLDCO; EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital Stock of Starwood and Holdco from the Combination Transactions.

(a) Conversion of Starwood Common Stock. As of the Starwood Merger Effective Time, by virtue of the Starwood Merger and without any action on the part of Starwood, Starwood Merger Sub or the holders of any shares of Starwood Common Stock or any Starwood Equity Awards:

(i) Each issued and outstanding share of Starwood Common Stock (other than any Starwood Equity Awards to be treated in accordance with Section 2.1(d)) shall be converted into the right to receive one (the “Starwood Merger Exchange Ratio”) fully paid and nonassessable share of Holdco Common Stock (the “Starwood Merger Consideration”). As of the Starwood Merger Effective Time, all such shares of Starwood Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Starwood Merger Effective Time, each holder of a certificate or book-entry share representing any shares of Starwood Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Starwood Merger Consideration.

(ii) Each share of common stock of Starwood Merger Sub issued and outstanding immediately prior to the Starwood Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Initial Starwood Surviving Corporation.

(b) Conversion of Holdco Common Stock. As of the Initial Holdco Merger Effective Time, by virtue of the Initial Holdco Merger and without any action on the part of Holdco, Marriott Corporate Merger Sub or the holders of any shares of Holdco Common Stock (including former holders of Starwood Common Stock that are entitled to receive shares of Holdco Common Stock in the Starwood Merger) or any Holdco Equity Awards (including former holders of Starwood Equity Awards that are entitled to receive Holdco Equity Awards in the Starwood Merger):

(i) Each issued and outstanding share of Holdco Common Stock, which for purposes of this Article II shall include any rights to receive shares of Holdco Common Stock as a result of the Starwood Merger (other than any shares of Holdco Common Stock to be canceled pursuant to Section 2.1(c) and Holdco Equity Awards to be treated in accordance with Section 2.1(d)), shall be converted into the right to receive 0.920 (the “Exchange Ratio”) fully paid and nonassessable shares of Marriott Common Stock, together with cash in lieu of fractional shares of Marriott Common Stock as specified below, without interest (the “Stock Merger Consideration”), and $2.00 in cash, without interest (the “Cash Merger Consideration” and, together with the Stock Merger Consideration, the “Merger Consideration”). As of the Initial Holdco Merger Effective Time, all such shares of Holdco Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Initial Holdco Merger Effective Time, each holder of a certificate or book-entry share representing any shares of Holdco Common Stock (or a Certificate or Book-Entry Share representing the right to receive any shares of Holdco Common Stock pursuant to the Starwood Merger) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 2.2.

(ii) Each share of common stock of Marriott Corporate Merger Sub issued and outstanding immediately prior to the Initial Holdco Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Initial Holdco Surviving Corporation (the “Initial Holdco Surviving Corporation Common Stock”).

(c) Cancellation of Treasury and Subsidiary Owned Shares of Holdco. Each share of Holdco Common Stock held in the treasury of Holdco or held by any of its wholly owned subsidiaries immediately prior to the Initial Holdco Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Treatment of Starwood Equity Awards.

(i) Each Starwood Equity Award outstanding as of the Starwood Merger Effective Time shall, as of the Starwood Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into an award of the same type with respect to Holdco on a one-for-one basis (with the same terms and exercise price, if applicable) and, following such conversion, shall be referred to as “Holdco Options,” “Holdco Restricted Stock Awards,” “Holdco RSU Awards,” “Holdco Performance Share Awards” and “Holdco Deferred Stock Unit Awards,” as applicable.

(ii) Each Holdco Option, whether vested or unvested, that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the same terms and conditions (including applicable vesting requirements) applicable to such Holdco Option under the applicable Starwood plan and award agreement in effect immediately prior to the Starwood Merger Effective Time, (A) that number of shares of Marriott Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of Holdco Common Stock subject to such Holdco Option immediately prior to the Initial Holdco Merger Effective Time by (II) the Equity Award Exchange Ratio, and (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of Holdco Common Stock at which such Holdco Option was exercisable immediately prior to the Initial Holdco Merger Effective Time by (II) the Equity Award Exchange Ratio. The “Equity Award Exchange Ratio” means the sum of (A) the Exchange Ratio and (B) the quotient determined by dividing the Cash Merger Consideration by the Marriott Per Share Fair Market Value. The “Marriott Per Share Fair Market Value” means the average of the volume weighted average price per share of Marriott Common Stock on

NASDAQ (as reported by Bloomberg L.P. or such other authoritative source as mutually agreed between Marriott and Starwood) on each of the five consecutive trading days ending with the second complete trading day immediately prior to the Closing Date.

(iii) Each unvested Holdco Restricted Stock Award that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Marriott restricted stock award on the same terms and conditions (including applicable vesting requirements) applicable to such Holdco Restricted Stock Award under the applicable Starwood plan and award agreement in effect immediately prior to the Starwood Merger Effective Time, with respect to a number of shares of Marriott Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Holdco Common Stock subject to such Holdco Restricted Stock Award immediately prior to the Initial Holdco Merger Effective Time by the Equity Award Exchange Ratio.

(iv) Each Holdco RSU Award, whether vested or unvested, that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Marriott restricted stock unit award on the same terms and conditions (including applicable vesting requirements) applicable to such Holdco RSU Award under the applicable Starwood plan and award agreement in effect immediately prior to the Starwood Merger Effective Time, with respect to a number of shares of Marriott Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Holdco Common Stock subject to such Holdco RSU Award immediately prior to the Initial Holdco Merger Effective Time by the Equity Award Exchange Ratio.

(v) Each Holdco Performance Share Award that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into an award of Marriott restricted stock units with respect to a number of shares of Marriott Common Stock, rounded up or down to the nearest whole share, determined by multiplying the Equity Award Exchange Ratio by the number of shares of Holdco Common Stock that the holder would be eligible to receive, as determined by Starwood, in consultation with Marriott and in accordance with the terms of the applicable Starwood Equity Plan and award agreement, immediately prior to the Initial Holdco Merger Effective Time, based on the greater of (x) achievement of applicable performance goals at target level performance with respect to such award and (y) actual achievement of applicable performance goals as of the Initial Holdco Merger Effective Time, and such Marriott restricted stock units shall be subject to the same terms and conditions (excluding performance goals and proration upon termination of employment) as were applicable to the Holdco Performance Share Award immediately prior to the Initial Holdco Merger Effective Time.

(vi) Each Holdco Deferred Stock Unit Award that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger

Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Marriott deferred stock unit award on the same terms and conditions applicable to such Holdco Deferred Stock Unit Award under the applicable Starwood plan and award agreement in effect immediately prior to the Starwood Merger Effective Time, with respect to a number of shares of Marriott Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Holdco Common Stock subject to such Holdco Deferred Stock Unit Award immediately prior to the Initial Holdco Merger Effective Time by the Equity Award Exchange Ratio.

(vii) Prior to the Initial Holdco Merger Effective Time, the Board of Directors of Starwood or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Starwood Options, Starwood Restricted Stock Awards, Starwood RSU Awards, Starwood Performance Share Awards and Starwood Deferred Stock Unit Awards (collectively, the “Starwood Equity Awards”) and the Holdco Options, Holdco Restricted Stock Awards, Holdco RSU Awards, Holdco Performance Share Awards and Holdco Deferred Stock Unit Awards (collectively, the “Holdco Equity Awards”) as contemplated by this Section 2.1(d). As soon as practicable after the Initial Holdco Merger Effective Time, Marriott shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Marriott Common Stock necessary to fulfill Marriott’s obligations under this Section 2.1(d). Marriott shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Marriott Common Stock for delivery with respect to the Holdco Equity Awards assumed by it in accordance with this Section 2.1(d).

(e) Treatment of Starwood Employee Stock Purchase Plan. Prior to the Initial Holdco Merger Effective Time, the Board of Directors of Starwood or the appropriate committee thereof shall take all reasonable actions, including adopting any necessary resolutions or amendments with respect to the Starwood Employee Stock Purchase Plan (the “Starwood ESPP”) to effectuate the following: (i) to cause the “Purchase Period” (as defined in the Starwood ESPP) commencing on December 1, 2015 to be the final Purchase Period under the Starwood ESPP and the options under the Starwood ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Purchase Period and (y) the date that is seven business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares returned to the participant) and (ii) to terminate the Starwood ESPP effective immediately prior to the Closing Date.

(f) Conversion of Initial Holdco Surviving Corporation Common Stock. As of the Final Holdco Merger Effective Time, by virtue of the Final Holdco Merger and without any action on the part of the Initial Holdco Surviving Corporation, Marriott LLC Merger Sub or the holders of shares of Initial Holdco Surviving Corporation Common Stock:

(i) Each issued and outstanding share of Initial Holdco Surviving Corporation Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Each limited liability company interest of Marriott LLC Merger Sub issued and outstanding immediately prior to the Final Holdco Merger Effective Time shall be converted into one limited liability company interest of the Final Surviving Company.

SECTION 2.2 Exchange of Shares and Certificates.

(a) Exchange Agent. No later than five business days prior to the mailing of the Joint Proxy Statement, Marriott shall designate a bank, trust company or nationally recognized stockholder services provider, which shall be acceptable to Starwood (the “Exchange Agent”), for the purpose of exchanging, in accordance with this Article II, Certificates and Book-Entry Shares for the Merger Consideration. Marriott shall deliver to the Exchange Agent, as needed, (i) cash in an amount sufficient to pay the aggregate Cash Merger Consideration pursuant to Section 2.1(b)(i) (together with any cash payable in lieu of fractional shares of Marriott Common Stock, the “Exchange Fund”) and, (ii) certificates or book-entry shares representing a sufficient number of shares of Marriott Common Stock to be delivered as the Stock Merger Consideration (including the Excess Shares to be sold by the Exchange Agent pursuant to Section 2.2(e)) in respect of the shares of Holdco Common Stock. Marriott shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement.

(b) Exchange Procedures. As soon as reasonably practicable after the Initial Holdco Merger Effective Time, the Exchange Agent shall, and Marriott shall cause the Exchange Agent to, mail to each holder of record of a certificate that immediately prior to the Starwood Merger Effective Time represented outstanding shares of Starwood Common Stock whose shares were converted into the right to receive the Starwood Merger Consideration (a “Certificate”), which, by virtue of the Initial Holdco Merger, was subsequently converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Marriott and the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Marriott, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Marriott or the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. Promptly after the Initial Holdco Merger Effective Time, Marriott shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of Starwood Common Stock represented by book entry that were converted into the right to receive the Starwood Merger Consideration (“Book-Entry Shares”), which, by virtue of the Initial Holdco Merger were subsequently converted into the right to receive the Merger Consideration, the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of or paid to a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition to such registration or payment that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such registration or payment of the Merger Consideration shall pay to the Exchange Agent any transfer or other Taxes required by reason of such registration in the name of or payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered or cancelled as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Initial Holdco Merger Effective Time to represent only the right to receive upon such surrender or cancellation the Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender or cancellation of Certificates or Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Marriott Common Stock with a record date after the Initial Holdco Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or uncancelled Book-Entry Share with respect to any shares of Marriott Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), in each case until the surrender or cancellation of such Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of Applicable Laws, following surrender or cancellation of any such Certificate or Book-Entry Share, there shall be paid to the holder of shares of Marriott Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or cancellation, the amount of any cash payable in lieu of a fractional share of Marriott Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Initial Holdco Merger Effective Time theretofore paid with respect to such shares of Marriott Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Initial Holdco Merger Effective Time but prior to such surrender or cancellation and a payment date subsequent to such surrender or cancellation payable with respect to such shares of Marriott Common Stock.

(d) No Further Ownership Rights in Starwood Common Stock. The Merger Consideration paid upon the surrender for exchange or cancellation of Certificates or Book-Entry Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(b), Section 2.2(c) or Section 2.2(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Holdco Common Stock (and any rights to receive shares of Holdco Common Stock as a result of the Starwood Merger) theretofore represented by such Certificates or Book-Entry Shares, subject, however, to the obligation of Marriott to pay any dividends or make any other distributions with a record date prior to the Initial Holdco Merger Effective Time that may have been declared or made by Starwood on such shares of Starwood Common Stock in accordance with the terms of this Agreement and that remain unpaid at the Initial Holdco Merger Effective Time, and there shall be no further registration of transfers on the stock transfer books of (i) the Starwood Surviving Corporation of the shares of Starwood Common Stock that were outstanding immediately prior to the Starwood Merger Effective Time and (ii) the Initial Holdco Surviving Corporation of the shares of Holdco Common Stock that were issued and outstanding immediately prior to the Initial Holdco Merger Effective Time. If, after the Initial Holdco Merger Effective Time, Certificates or Book-Entry Shares are presented to Marriott or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by Applicable Law.

(e) Fractional Shares.

(i) No certificates representing fractional shares of Marriott Common Stock shall be issued upon the surrender for exchange or cancellation of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Marriott.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Starwood Common Stock converted pursuant to the Starwood Merger into the right to receive the Starwood Merger Consideration, which was thereafter converted pursuant to the Initial Holdco Merger into the right to receive the Merger Consideration (other than with respect to Starwood Equity Awards and Holdco Equity Awards described in Section 2.1(d)), who would otherwise have been entitled to receive a fraction of a share of Marriott Common Stock (after taking into account all Certificates delivered by such holder and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Initial Holdco Merger Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Marriott Common Stock represented by the aggregate Stock Merger Consideration (without giving effect to the preceding paragraph (i)) over (ii) the aggregate number of full shares of Marriott Common Stock to actually be distributed to holders of Certificates or Book-Entry Shares (after giving effect to the preceding paragraph (i)) (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Initial Holdco Merger Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on NASDAQ, all in the manner provided herein.

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 2.2(e).

(f) Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Initial Holdco Merger Effective Time shall be delivered to Marriott, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter be entitled to look only to Marriott for payment of their claim for any shares of Marriott Common Stock, any cash in lieu of fractional shares of Marriott Common Stock and any dividends or distributions with respect to Marriott Common Stock.

(g) No Liability. None of the parties hereto or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered or cancelled prior to seven years after the Initial Holdco Merger Effective Time, or immediately prior to such earlier date on which any cash, any shares of Marriott Common Stock, any cash in lieu of fractional shares of Marriott Common Stock or any dividends or other distributions with respect to Marriott Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or other distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Marriott, free and clear of all claims or interests of any person previously entitled thereto.

(h) Investment of Merger Consideration. The Exchange Agent shall invest the aggregate Cash Merger Consideration delivered by Marriott pursuant to Section 2.2(a)(i) and any proceeds from the sale of Excess Shares pursuant to Section 2.2(e) as directed by Marriott; provided, that no losses on such investments shall affect the cash payable to former holders of shares of Starwood Common Stock or Holdco Common Stock pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Marriott.

(i) Withholding Rights. Each of the parties hereto and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax law. To the extent that amounts are so deducted and withheld and paid over to or deposited with the proper Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Marriott or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Marriott or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares of Marriott Common Stock, and unpaid dividends and other distributions on shares of Marriott Common Stock deliverable in respect thereof, pursuant to this Agreement.

(k) Exchange of Shares in the Starwood Merger. Notwithstanding anything to the contrary herein, there shall be no exchange of certificates or book entry shares in the Starwood Merger and, in lieu thereof, the holders of certificates or book entry shares of Starwood that were converted into the right to receive shares of Holdco Common Stock in the Starwood Merger shall participate with respect to such shares of Holdco Common Stock solely in the exchange procedures provided above in this Section 2.2 with respect to the Merger Consideration to be received pursuant to the Initial Holdco Merger.

SECTION 2.3 Certain Adjustments. If between the date of this Agreement and the Initial Holdco Merger Effective Time, the outstanding shares of Starwood Common Stock or Marriott Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, dividend payable in stock or other securities or other similar transaction (other than the Spin-Off), the Exchange Ratio and related provisions shall be appropriately adjusted to provide to the holders of Starwood Common Stock and Marriott Common Stock or Starwood Equity Awards the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or other similar transaction; provided, for the avoidance of doubt, that (i) nothing in this Section 2.3 shall be construed to permit Starwood or Marriott to take any action with respect to its securities that is prohibited by the terms of this Agreement and (ii) cash dividends, share repurchases and grants of equity compensation in each case made in the ordinary course of business and consistent with the terms hereof shall not result in any adjustment to the Exchange Ratio.

SECTION 2.4 Further Assurances. At and after the Initial Holdco Merger Effective Time, the officers and directors or managers, as applicable, of Marriott and the Initial Holdco Surviving Corporation or the Final Surviving Company, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Starwood, Holdco, the Final Surviving Company or Marriott, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Marriott, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Marriott as a result of, or in connection with, the Combination Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of Starwood. Except as set forth in any Starwood SEC Document filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2015 and publicly available at least one business day prior to the date of this Agreement (as amended to the date of this Agreement, the “Starwood Filed SEC Documents”) (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Starwood to Marriott prior to the execution of this

Agreement (the “Starwood Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Starwood represents and warrants to Marriott as follows:

(a) Organization, Standing and Corporate Power. Each of Starwood and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. Each of Starwood and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. Starwood has delivered to or made available to Marriott prior to the execution of this Agreement true and complete copies of any amendments to Starwood’s Articles of Amendment and Restatement (the “Starwood Charter”) and Starwood’s Amended and Restated By-laws (the “Starwood By-laws”) not filed as of the date of this Agreement with the Starwood Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) Starwood has all requisite corporate power and authority to enter into this Agreement and, subject to the Starwood Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Starwood and the consummation by Starwood of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Starwood, subject, in the case of the Starwood Merger, to the Starwood Stockholder Approval. This Agreement has been duly executed and delivered by Starwood and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of Starwood, enforceable against Starwood in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(ii) The execution and delivery of this Agreement by each of Starwood, Holdco and Starwood Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance by each of Starwood, Holdco and Starwood Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Starwood or any of its subsidiaries, under (A) (x) the Starwood Charter or the Starwood By-laws or (y) the comparable organizational documents of any of Starwood’s subsidiaries (including Holdco and Starwood Merger Sub, both before and after giving effect to the Starwood Merger and the Starwood LLC Conversion), (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other contract, agreement, instrument, permit, concession, franchise, license or similar authorization to which Starwood or any of its subsidiaries (including Holdco and Starwood Merger Sub, both before and after giving effect to the Starwood Merger and the Starwood LLC Conversion) is a party or by which Starwood, any of its subsidiaries (including Holdco and Starwood Merger Sub, both before and after giving effect to the Starwood Merger and the Starwood LLC Conversion) or their respective properties or assets are bound, or, with respect to those Venus Documents that shall be entered into at the consummation of the Venus-ILG Transaction, will be bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Starwood or any of its subsidiaries (including Holdco and Starwood Merger Sub, both before and after giving effect to the Starwood Merger and the Starwood LLC Conversion) or their respective properties or assets, other than, in the case of clauses (A)(y), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood or, after giving effect to the Starwood Merger and the Starwood LLC Conversion, Holdco.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body (a “Governmental Entity”) is required by or with respect to Starwood or any of its subsidiaries (including Holdco and Starwood Merger Sub, both before and after giving effect to the Starwood Merger and the Starwood LLC Conversion) in connection with the execution and delivery of this Agreement by Starwood, Holdco or Starwood Merger Sub, the consummation by Starwood, Holdco and Starwood Merger Sub of the transactions contemplated hereby or the compliance by Starwood, Holdco and Starwood Merger Sub with the provisions of this Agreement, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”); (B) the filing with the SEC of (x) a proxy statement relating to the Starwood Stockholders Meeting (such proxy statement, together with the proxy statement relating to the Marriott Stockholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (y) the registration statement on Form S-4 to be filed with the SEC by Marriott in connection with the issuance of shares of Marriott

Common Stock in the Initial Holdco Merger, of which the Joint Proxy Statement will form a part (the “Form S-4”), and (z) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Initial Starwood Articles of Merger, the Starwood Articles of Conversion, the Holdco Articles of Merger with the SDAT and the Final Holdco Merger Filing Documents with the Secretary of State of the State of Delaware and the SDAT, as appropriate, and appropriate documents with the relevant authorities of other states in which Starwood and Marriott or their respective subsidiaries are qualified to do business; (D) any filings required under the rules and regulations of the New York Stock Exchange; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood or, after giving effect to the Starwood Merger and the Starwood LLC Conversion, Holdco.

(c) Capital Structure.

(i) The authorized capital stock of Starwood consists of 1,000,000,000 shares of Starwood Common Stock and 200,000,000 shares of preferred stock, par value $0.01 per share (the “Starwood Preferred Stock”), of which 1,000,000 shares have been classified as Series A Junior Participating Preferred Stock, par value $0.01 per share. At the close of business on November 11, 2015 (the “Measurement Date”), (A) 168,699,012 shares of Starwood Common Stock were issued and outstanding (including Starwood Restricted Stock Awards, but excluding shares described in the following clause (B)), (B) no shares of Starwood Common Stock were held by Starwood in its treasury or were held by wholly owned subsidiaries of Starwood, (C) no shares of Starwood Preferred Stock were issued and outstanding, (D) 13,066,752 shares of Starwood Common Stock were reserved and available for issuance pursuant to the Starwood Equity Plans, of which amount (I) 227,340 shares of Starwood Common Stock were underlying outstanding Starwood Options (which outstanding Starwood Options have a weighted average exercise price equal to $44.9195), (II) 1,717,869 shares of Starwood Common Stock were underlying outstanding Starwood Restricted Stock Awards, (III) 317,286 shares of Starwood Common Stock were underlying outstanding Starwood RSU Awards, (IV) 358,494 shares of Starwood Common Stock were underlying outstanding Starwood Performance Share Awards (assuming satisfaction of any performance vesting conditions at target levels) and (V) 83,889 shares of Starwood Common Stock were underlying outstanding Starwood Deferred Stock Unit Awards, and (E) 9,656,408 shares of Starwood Common Stock were reserved for issuance pursuant to the Starwood ESPP.

(ii) All outstanding shares of capital stock of Starwood are, and all shares of capital stock of Starwood that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in the immediately preceding paragraph (i) and except for changes since the Measurement Date resulting from the issuance of shares of Starwood Common Stock pursuant to Starwood Options, Starwood Restricted Stock Awards, Starwood RSU Awards, Starwood Performance Share Awards or Starwood Deferred Stock Unit Awards outstanding on the date hereof or issued after the date hereof in compliance with Section 4.1(a)(ii) or the Starwood ESPP, (A) there are not issued or outstanding (x) any shares of capital stock or other voting securities of Starwood, (y) any securities of Starwood or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of Starwood or (z) any warrants, calls, options or other rights to acquire from Starwood or any of its subsidiaries (including any subsidiary trust), or obligations of Starwood or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of Starwood, and (B) there are no outstanding obligations of Starwood or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii) There are no voting trusts or other agreements or understandings to which Starwood or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Starwood or its subsidiaries. Neither Starwood nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d) Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of Starwood have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Starwood, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Starwood and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2013 (the “Starwood SEC Documents”). As of their respective dates (or, if amended, as of the date of such amendment), the Starwood SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Starwood SEC Documents, and none of the Starwood SEC Documents when filed (or, if amended, as of the date of such amendment) and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Starwood SEC Documents, and, to the knowledge of Starwood, none of the Starwood SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of Starwood and its subsidiaries included in the Starwood SEC Documents (the “Starwood Financial Statements”) were prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Starwood and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in Starwood’s consolidated balance sheet as of September 30, 2015 (or the notes thereto) as included in the Starwood Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2015 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Starwood nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Starwood and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Starwood.

(iv) Starwood maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Starwood’s properties or assets. Since January 1, 2013, Starwood has disclosed to its auditors and the audit committee of Starwood’s Board of Directors any written notification of any (1) “significant deficiency” in the internal control over financial reporting of Starwood, (2) “material weakness” in the internal control over financial reporting of Starwood or (3) fraud, whether or not material, that involves management or other employees of Starwood who have a significant role in the internal controls over financial reporting of Starwood. Starwood has made available to Marriott all such disclosures made by Starwood since January 1, 2014 to its auditors or the audit committee of Starwood’s Board of Directors to the date of this Agreement.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Starwood are designed to ensure that all information (both financial and non-financial) required to be disclosed by Starwood in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Starwood, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Starwood to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither Starwood nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Starwood and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Starwood or any of its subsidiaries in Starwood’s or such subsidiary’s published financial statements or other Starwood SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by Starwood specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Starwood’s stockholders or at the time of the Starwood Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Starwood with respect to statements made or incorporated by reference therein based on or derived from information supplied by Marriott specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From September 30, 2015 through the date of this Agreement, the businesses of Starwood and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, except in connection with the Spin-Off or this Agreement and the discussions, negotiations, actions and transactions related thereto.

(ii) Since September 30, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Starwood.

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) Starwood, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Starwood and its subsidiaries (the “Starwood Permits”), except where the failure to have any such Starwood Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. Starwood and its subsidiaries are in compliance with the terms of the Starwood Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (collectively, “Applicable Laws”) relating to Starwood and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. No action, demand, requirement or investigation by any Governmental Entity and no suit, action, investigation or proceeding by any person, in each case with respect to Starwood or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Starwood, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood.

(ii) Neither Starwood nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Starwood.

(i) Litigation. There is no action, suit, investigation or proceeding (each, an “Action”) pending against or, to the knowledge of Starwood, threatened against or affecting Starwood or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood.

(j) Starwood Benefit Plans and Labor Matters.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood, each Starwood Benefit Plan is in compliance with all Applicable Laws, including the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Code. The Internal Revenue Service has determined that each Starwood Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and Starwood is not aware of any event occurring after the date of such determination that would adversely affect such determination, except for any such events that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood. No condition exists that is reasonably likely to subject Starwood or any Starwood ERISA Affiliate to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the Starwood Benefit Plans, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood. There are no pending or, to the knowledge of Starwood, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Starwood Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood.

(ii) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) would reasonably be expected to (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any current or former employee of Starwood or any of its subsidiaries, (B) increase any benefits otherwise payable under any Starwood Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) constitute a “change in control” or similar event for the purposes of any Starwood Benefit Plan.

(iii) No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Starwood or any of its subsidiaries as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(iv) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of Starwood, threatened against or affecting Starwood or any of its subsidiaries or (ii) lockout, strike, slowdown, work stoppage or, to the knowledge of Starwood, threat thereof by or with respect to any employees of Starwood or any of its subsidiaries.

(v) Since September 30, 2012, Starwood has complied with all Applicable Laws relating to employment and employment practices, including wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, age and disability discrimination, the payment of withholding Taxes, and the termination of employment, except to the extent that noncompliance would not have a Material Adverse Effect on Starwood. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood, as of the date of this Agreement, there are no complaints, charges or claims against Starwood pending or, to the knowledge of Starwood, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, Starwood of any person.

(vi) The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Starwood or any of its subsidiaries, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Starwood.

(k) Taxes. (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood:

(A) (1) all Tax Returns required to be filed by Starwood and its subsidiaries, have been timely filed (taking into account any extensions), (2) all such Tax Returns were true, complete and correct in all respects, (3) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Starwood and its subsidiaries have been paid or adequate reserves have been recorded in the Starwood Financial Statements, (4) all Taxes of Starwood and its subsidiaries that are not yet due and payable have been adequately reserved for in the Starwood Financial Statements and (5) Starwood and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose;

(B) no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Starwood or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person, in each case, that remains in effect;

(C) (1) no audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Starwood or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (2) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Starwood or any of its subsidiaries may be liable with respect to income or other Taxes that has not been fully paid or finally settled;

(D) neither Starwood nor any of its subsidiaries (1) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than exclusively among Starwood and its subsidiaries), (2) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Starwood is the common parent corporation), (3) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or foreign law or (4) has any liability for the payment of Taxes of any person as a successor or transferee;

(E) none of the assets of Starwood or any of its subsidiaries is subject to any Lien for Taxes (other than Permitted Liens); and

(F) neither Starwood nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction that has not been properly disclosed on a Tax Return in accordance with Applicable Laws, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(ii) Neither Starwood nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) within the past two years or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Combination Transactions, in each case, other than, if applicable, the Spin-Off and any action taken by Starwood or any of its subsidiaries to effectuate the Spin-Off or any of the transactions contemplated by the definitive documentation related thereto.

(iii) Neither Starwood nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Combination Transactions from qualifying for the Intended Tax Treatment.

(iv) As used in this Agreement, (A) “Tax” means all taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto, (B) “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes and (C) “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns filed or required or permitted to be filed with any Taxing Authority, including any schedules or attachments thereto or any amendments thereof.

(l) Voting Requirements. The affirmative vote at the Starwood Stockholders Meeting of the holders of a majority of all outstanding shares of Starwood Common Stock entitled to vote thereon (the “Starwood Stockholder Approval”) is necessary to approve the Starwood Merger and the Initial Holdco Merger. The Starwood Stockholder Approval is the only vote of holders of any securities of Starwood or its subsidiaries necessary to adopt or approve this Agreement or the transactions contemplated by this Agreement.

(m) Takeover Statutes and Charter Provisions. Assuming that none of Marriott, Marriott Corporate Merger Sub, Marriott LLC Merger Sub, or any of their “affiliates” (as defined in Section 3-601 of the MGCL) are, or at any time during the last five years have been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of Starwood, the Board of Directors of Starwood has taken all action necessary to render inapplicable the restrictions of Sections 3-601 through 3-605 of the MGCL to this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to Starwood or any of its subsidiaries in connection with this Agreement, the Combination Transactions or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Starwood or any of its subsidiaries is subject, party or otherwise bound.

(n) Intellectual Property.

(i) Starwood and its subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. The conduct of Starwood’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not interfere, infringe, misappropriate, dilute or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations, dilutions or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. No claims are pending or, to the knowledge of Starwood, threatened or otherwise adversely affecting the Intellectual Property rights of Starwood, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. Since January 1, 2013, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood, neither Starwood nor any of its subsidiaries has received any (i) written notice, claim or indemnification request asserting that the conduct of Starwood’s and its subsidiaries’ businesses infringes, misappropriates, violates or dilutes any of the Intellectual Property rights of any third party or (ii) written request that Starwood or any of its subsidiaries take a license under any patents owned by a third party which such license would entail material obligations. To the knowledge of Starwood, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of Starwood or any of its subsidiaries, except for interferences, infringements, misappropriations, dilutions or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood.

(ii) As used in this Agreement, “Intellectual Property” means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer databases and related documentation and materials, data, documentation, technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

(o) Certain Contracts. As of the date of this Agreement, neither Starwood nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $100,000,000 or any guarantee thereof (other than intercompany indebtedness) or (iii) any non-competition agreement, any agreement that grants the other party or any third person exclusivity or “most favored nation” status or any other agreement or obligation (in each case other than brand-specific radius restrictions in management or franchise agreements entered into in the ordinary course of business and other than any Venus Documents) which purports to limit in any material respect the manner in which, or the localities in which, the businesses of Starwood and its subsidiaries, taken as a whole (or, for purposes of this Section 3.1(o), Marriott and its subsidiaries, taken as a whole, assuming the Combination Transactions have taken place), is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “Starwood Material Contracts”). Starwood has delivered or made available to Marriott, prior to the execution of this Agreement, true and complete copies of all Starwood Material Contracts not filed as exhibits to the Starwood Filed SEC Documents. Each Starwood Material Contract is valid and binding on Starwood (or, to the extent a subsidiary of Starwood is a party, such subsidiary) and is in full force and effect, and Starwood and each subsidiary of Starwood have in all material respects performed all obligations required to be performed by them to date under each Starwood Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. Neither Starwood nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of Starwood, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Starwood Material Contract. To the knowledge of Starwood, no other party to any Starwood Material Contract is in breach of or default under the terms of any Starwood Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Starwood.

(p) Environmental Protection.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood, (A) Starwood and each of its subsidiaries are and have been since January 1, 2010 in compliance with all Environmental Laws, including possession of and compliance with all permits, licenses, authorizations and approvals required under Environmental Laws for their respective operations and properties as currently conducted (“Starwood Environmental Permits”), and neither Starwood nor any of its subsidiaries has received any (1) communication alleging that Starwood or any of its subsidiaries has not complied with, or has any liability under, any Environmental Law or Starwood Environmental Permits or (2) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (B) there are no Environmental Claims pending or, to the knowledge of Starwood, threatened against Starwood or any of its subsidiaries; (C) there has been no Release of or exposure to any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Starwood or any of its subsidiaries; and (D) neither Starwood nor any of its subsidiaries has retained or assumed, either contractually or by operation of Applicable Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Starwood or any of its subsidiaries.

(ii) As used in this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial Actions, judgments, demands, directives, claims, liens, or written or oral notices of noncompliance or violation, in each case made by or from any person that allege liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location, or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Applicable Law or legally binding agreement or permit issued, promulgated or entered into by or with any Governmental Entity, in each case relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), human health and safety or natural resources, including the protection of endangered or threatened species and habitat; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, lead, urea formaldehyde foam, hazardous or toxic chemicals, materials, or substances, including materials or wastes containing hazardous or toxic substances, compounds or chemicals, and any other chemical, material, substance or waste that is regulated, or that could form the basis for liability, under any Environmental Law; and (D) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

(q) Anti-Corruption and Trade Sanctions.

(i) Starwood and its affiliates, directors, officers and employees and, to the knowledge of Starwood, its agents and other representatives acting on behalf of Starwood or its subsidiaries, have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78aet seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”) and any other applicable foreign or domestic anticorruption or antibribery laws, as well as Applicable Laws regarding trade sanctions, including regulations promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), in each case except for such instances of noncompliance that would not reasonably be expected to be material to Starwood and its subsidiaries, taken as a whole.

(ii) Starwood and its affiliates, directors and officers and, to the knowledge of Starwood, its employees, agents and other representatives acting on behalf of Starwood or its subsidiaries are not “specially designated nationals” or “blocked persons”, nor are they otherwise acting in any material violation of Applicable Laws regarding trade sanctions, including OFAC regulations.

(iii) Starwood and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

(iv) Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws) and except as would not be material to Starwood and its subsidiaries, taken as a whole, neither Starwood nor any of its affiliates, directors, officers or employees or, to the knowledge of Starwood, its agents or other representatives acting on behalf of Starwood or its subsidiaries have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or anything of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any other Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts, including, in the United States, 18 USC. 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and its implementing regulations, 31 USC 5311 et seq. and 31 CFR Chapter X.

(r) Real Property.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood, (A) Starwood and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) there are no existing (or to the knowledge of Starwood, threatened) condemnation proceedings with respect to any such real property and (C) with respect to all such leased real property, Starwood and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Starwood nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(ii) As used in this Agreement, “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Starwood Filed SEC Documents or Marriott Filed SEC Documents, as the case may be, together with the following (without duplication): (A) Liens imposed by law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Starwood or Marriott, as the case may be, with respect to which Starwood or Marriott, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Starwood or Marriott, as the case may be, in accordance with GAAP, (B) Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Starwood or Marriott, as the case may be, in accordance with GAAP, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Starwood or Marriott, as the case may be, in the ordinary course of business, (F) leases, subleases, licenses and occupancy agreements by Starwood or Marriott, as the case may be, as landlord, sublandlord or licensor, (G) Liens disclosed on any title insurance policy held by Starwood or Marriott, as the case may be, in existence on the date of this Agreement and (H) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

(s) Opinion of Financial Advisors. Starwood has received the opinions of Lazard Frères & Co. LLC and Citigroup Global Markets Inc. (collectively, the “Starwood Financial Advisors”), dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in such opinions, the Merger Consideration to be paid to the holders of Starwood Common Stock (other than (i) holders of Starwood Common Stock to be converted as of the Starwood Merger Effective Time into the right to receive shares of HoldCo Common Stock that will be canceled pursuant to Section 2.1(c) and (ii) holders of Starwood Equity Awards to be treated in accordance with Section 2.1(d)) in the Combination Transactions pursuant to this Agreement is fair, from a financial point of view, to such holders.

(t) Brokers. Except for fees payable to the Starwood Financial Advisors, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Starwood. Starwood has furnished to Marriott a true and complete copy of any contract between Starwood and the Starwood Financial Advisors pursuant to which the Starwood Financial Advisors could be entitled to any payment from Starwood or any of its subsidiaries relating to the transactions contemplated hereby.

(u) Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, agreements, arrangements or understandings between Starwood or any of its subsidiaries, on the one hand, and any of Starwood’s affiliates (other than wholly owned subsidiaries of Starwood), on the other hand, that would be required to be disclosed by Starwood under Item 404 of Regulation S-K under the Securities Act.

(v) Venus Documents. On October 27, 2015, Starwood entered into that certain Separation Agreement with Vistana Signature Enterprises, Inc. (“Venus”), and Interval Leisure Group, Inc., a Delaware corporation (“ILG” and, such agreement, the “Venus Separation Agreement”), providing for the Spin-Off, and that certain Agreement and Plan of Merger with Venus, Iris Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ILG (“Venus Merger Sub”), and ILG (such agreement, the “Venus Merger Agreement”) providing for the subsequent merger of Venus Merger Sub with and into Venus (such transactions, collectively, the “Venus-ILG Transaction”). As of the date of this Agreement, Starwood has delivered to Marriott true and complete copies of the fully executed Venus Separation Agreement and Venus Merger Agreement, in each case, including all exhibits, schedules and amendments thereto and all material ancillary agreements (including forms thereof to be entered into at the consummation of the Venus-ILG Transaction) contemplated thereby (collectively with the Venus Separation Agreement and the Venus Merger Agreement, the “Venus Documents”). As of the date of this Agreement, (i) no Venus Document has been amended or modified and none of the respective obligations and commitments contained therein have been waived, terminated or rescinded, (ii) to the extent executed and delivered in connection with the Venus-ILG Transaction, each of the Venus Documents is (A) a legal, valid and binding obligation of Starwood and, to the knowledge of Starwood, each of the other parties thereto, (B) enforceable in accordance with its terms against Starwood and, to the knowledge of Starwood, each of the other parties thereto, except in each case as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity, and (C) in full force and effect, (iii) the only conditions precedent related to the obligations of the parties to the Venus Documents to consummate the Venus-ILG Transaction are those expressly set forth in the Venus Documents and (iv) there are no other material agreements, side letters or arrangements to which Starwood or any of its affiliates is a party relating to the Venus-ILG Transaction which have not been provided to Marriott.

(w) Holdco and Starwood Merger Sub.

(i) Holdco is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. Starwood Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. Prior to the date of this Agreement, Starwood has delivered to or made available to Marriott true and correct copies of the organizational documents of Holdco and Starwood Merger Sub.

(ii) Each of Holdco and Starwood Merger Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(iii) Each of Holdco and Starwood Merger Sub has all requisite corporate or other power and authority, as applicable, to enter into this Agreement and, subject to the Starwood Stockholder Approval, to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Holdco and Starwood Merger Sub and the consummation by Holdco and Starwood Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action, as applicable, on the part thereof, subject, in the case of the Initial Holdco Merger, to the Starwood Stockholder Approval. This Agreement has been duly executed and delivered by each of Holdco and Starwood Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of each of Holdco and Starwood Merger Sub, enforceable against each of Holdco and Starwood Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(iv) All outstanding shares of capital stock or other equity interests of Holdco are, and all shares of capital stock or other equity interests of Holdco that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares of capital stock or other equity interests of Holdco are owned directly by Starwood, free and clear of any Lien. All outstanding shares of capital stock or other equity interests of Starwood Merger Sub are, and all shares of capital stock or other equity interests of Starwood Merger Sub that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares of capital stock or other equity interests of Starwood Merger Sub are owned directly by Holdco, free and clear of any Lien.

(v) Each of Holdco and Starwood Merger Sub has taken, and Starwood has caused Holdco and Starwood Merger Sub to take, all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Combination Transactions, to be approved and adopted, as applicable, by Holdco, Starwood Merger Sub and their respective sole stockholder or sole equityholder, as applicable, for all required purposes under Applicable Law.

SECTION 3.2 Representations and Warranties of Marriott. Except as set forth in any Marriott SEC Document filed with the SEC since January 1, 2015 and publicly available at least one business day prior to the date of this Agreement (as amended to the date of this Agreement, the “Marriott Filed SEC Documents”) (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Marriott to Starwood prior to the execution of this Agreement (the “Marriott Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Marriott represents and warrants to Starwood as follows:

(a) Organization, Standing and Corporate Power. Each of Marriott and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. Each of Marriott and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. Marriott has delivered to or made available to Starwood prior to the execution of this Agreement true and complete copies of any amendments to Marriott’s Restated Certificate of Incorporation (the “Marriott Charter”) and Marriott’s Amended and Restated Bylaws (the “Marriott Bylaws”) not filed as of the date of this Agreement with the Marriott Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) Marriott has all requisite corporate power and authority to enter into this Agreement and, subject to the Marriott Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Marriott and the consummation by Marriott of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Marriott, subject, in the case of the issuance of shares of Marriott Common Stock in the Initial Holdco Merger, to the Marriott Stockholder Approval. This Agreement has been duly executed and delivered by Marriott and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of Marriott, enforceable against Marriott in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(ii) The execution and delivery of this Agreement by each of Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance by each of Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Marriott or any of its subsidiaries, under (A) (x) the Marriott Charter or the Marriott Bylaws or (y) the comparable organizational documents of any of Marriott’s subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub), (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other contract, agreement, instrument, permit, concession, franchise, license or similar authorization to which Marriott or any of its subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub) is a party or by which Marriott, any of its subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub) or their respective properties or assets are bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Marriott or any of its subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub) or their respective properties or assets, other than, in the case of clauses (A)(y), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Marriott or any of its subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub) in connection with the execution and delivery of this Agreement by Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub, the consummation by Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub of the transactions contemplated hereby or the compliance by Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub with the provisions of this Agreement, except for (A) compliance with any applicable requirements of the Antitrust Laws; (B) the filing with the SEC of (x) a proxy statement relating to the Marriott Stockholders Meeting, (y) the Form S-4 and (z) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Initial Starwood Articles of Merger, the Starwood Articles of Conversion, the Holdco Articles of Merger with the SDAT and the Final Holdco Merger Filing Documents with the Secretary of State of the State of Delaware and the SDAT, as appropriate, and appropriate documents with the relevant authorities of other states in which Starwood and Marriott or their respective subsidiaries are qualified to do business; (D) any filings required under the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”) and such approvals of NASDAQ as may be required to permit the shares of Marriott Common Stock that are to be issued in the Initial Holdco Merger to be listed on NASDAQ; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott.

(c) Capital Structure.

(i) The authorized capital stock of Marriott consists of 800,000,000 shares of Marriott Common Stock and 10,000,000 shares of preferred stock, without par value (the “Marriott Preferred Stock”). At the close of business on the Measurement Date, (A) 256,837,117 shares of Marriott Common Stock were issued and outstanding (excluding shares described in the following clause (B)), (B) 254,377,157 shares of Marriott Common Stock were held by Marriott in its treasury or were held by wholly owned subsidiaries of Marriott, (C) no shares of Marriott Preferred Stock were issued and outstanding and (D) 24,370,862 shares of Marriott Common Stock were reserved and available for issuance pursuant to Marriott Equity Plans, of which amount (I) 477,554 shares of Marriott Common Stock were underlying outstanding Marriott Options (which outstanding Marriott Options have a weighted average exercise price equal to $37.11), (II) 5,577,897 shares of Marriott Common Stock were underlying outstanding Marriott SARs, (III) 4,670,805 shares of Marriott Common Stock were underlying outstanding Marriott RSU Awards, (IV) 298,930 shares of Marriott Common Stock were underlying outstanding Marriott Performance Share Awards (assuming satisfaction of any performance vesting conditions at target levels) and (V) 886,772 shares of Marriott Common Stock were underlying outstanding Marriott Deferred Stock Unit Awards.

(ii) All outstanding shares of capital stock of Marriott are, and all shares of capital stock of Marriott that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in the immediately preceding paragraph (i) and except for changes since the Measurement Date resulting from the issuance of shares of Marriott Common Stock pursuant to Marriott Options, Marriott SARs, Marriott RSU Awards, Marriott Performance Share Awards or Marriott Deferred Stock Unit Awards outstanding on the date hereof or issued after the date hereof in compliance with Section 4.1(b)(ii), (A) there are not issued or outstanding (x) any shares of capital stock or other voting securities of Marriott, (y) any securities of Marriott or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of Marriott or (z) any warrants, calls, options or other rights to acquire from Marriott or any of its subsidiaries (including any subsidiary trust), or obligations of Marriott or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of Marriott, and (B) there are no outstanding obligations of Marriott or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii) There are no voting trusts or other agreements or understandings to which Marriott or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Marriott or its subsidiaries. Neither Marriott nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d) Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of Marriott have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Marriott, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Marriott and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2013 (the “Marriott SEC Documents”). As of their respective dates (or, if amended, as of the date of such amendment), the Marriott SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Marriott SEC Documents, and none of the Marriott SEC Documents when filed (or, if amended, as of the date of such amendment) and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Marriott SEC Documents, and, to the knowledge of Marriott, none of the Marriott SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of Marriott and its subsidiaries included in the Marriott SEC Documents (the “Marriott Financial Statements”) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Marriott and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in Marriott’s consolidated balance sheet as of September 30, 2015 (or the notes thereto) as included in the Marriott Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2015 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Marriott nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Marriott and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Marriott.

(iv) Marriott maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Marriott’s properties or assets. Since January 1, 2013, Marriott has disclosed to its auditors and the audit committee of Marriott’s Board of Directors any written notification of any (1) “significant deficiency” in the internal control over financial reporting of Marriott, (2) “material weakness” in the internal control over financial reporting of Marriott or (3) fraud, whether or not material, that involves management or other employees of Marriott who have a significant role in the internal controls over financial reporting of Marriott. Marriott has made available to Starwood all such disclosures made by Marriott since January 1, 2014 to its auditors or the audit committee of Marriott’s Board of Directors to the date of this Agreement.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Marriott are designed to ensure that all information (both financial and non-financial) required to be disclosed by Marriott in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Marriott, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Marriott to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither Marriott nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Marriott and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Marriott or any of its subsidiaries in Marriott’s or such subsidiary’s published financial statements or other Marriott SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by Marriott specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Marriott’s stockholders or at the time of the Marriott Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Marriott with respect to statements made or incorporated by reference therein based on or derived from information supplied by Starwood specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From September 30, 2015 through the date of this Agreement, the businesses of Marriott and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, except for the execution and performance of this Agreement and the discussions, negotiations, actions and transactions related thereto.

(ii) Since September 30, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Marriott.

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) Marriott, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Marriott and its subsidiaries (the “Marriott Permits”), except where the failure to have any such Marriott Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. Marriott and its subsidiaries are in compliance with the terms of the Marriott Permits and all Applicable Laws relating to Marriott and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. No action, demand, requirement or investigation by any Governmental Entity and no suit, action, investigation or proceeding by any person, in each case with respect to Marriott or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Marriott, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott.

(ii) Neither Marriott nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Marriott.

(i) Litigation. There is no Action pending against or, to the knowledge of Marriott, threatened against or affecting Marriott or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott.

(j) Marriott Benefit Plans and Labor Matters.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott, each Marriott Benefit Plan is in compliance with all Applicable Laws, including the ERISA and the Code. The Internal Revenue Service has determined that each Marriott Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and Marriott is not aware of any event occurring after the date of such determination that would adversely affect such determination, except for any such events that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott. No condition exists that is reasonably likely to subject Marriott or any Marriott ERISA Affiliate to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the Marriott Benefit Plans, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott. There are no pending or, to the knowledge of Marriott, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Marriott Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott.

(ii) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) would reasonably be expected to (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any current or former employee of Marriott or any of its subsidiaries, (B) increase any benefits otherwise payable under any Marriott Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) constitute a “change in control” or similar event for the purposes of any Marriott Benefit Plan.

(iii) No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Marriott or any of its subsidiaries as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(iv) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of Marriott, threatened against or affecting Marriott or any of its subsidiaries or (ii) lockout, strike, slowdown, work stoppage or, to the knowledge of Marriott, threat thereof by or with respect to any employees of Marriott or any of its subsidiaries.

(v) Since September 30, 2012, Marriott has complied with all Applicable Laws relating to employment and employment practices, including wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, age and disability discrimination, the payment of withholding Taxes, and the termination of employment, except to the extent that noncompliance would not have a Material Adverse Effect on Marriott. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott, as of the date of this Agreement, there are no complaints, charges or claims against Marriott pending or, to the knowledge of Marriott, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, Marriott of any person.

(vi) The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Marriott or any of its subsidiaries, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marriott.

(k) Taxes. (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott:

(A) (1) all Tax Returns required to be filed by Marriott and its subsidiaries, have been timely filed (taking into account any extensions), (2) all such Tax Returns were true, complete and correct in all respects, (3) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Marriott and its subsidiaries have been paid or adequate reserves have been recorded in the Marriott Financial Statements, (4) all Taxes of Marriott and its subsidiaries that are not yet due and payable have been adequately reserved for in the Marriott Financial Statements and (5) Marriott and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose;

(B) no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Marriott or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person, in each case, that remains in effect;

(C) (1) no audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Marriott or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (2) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Marriott or any of its subsidiaries may be liable with respect to income or other Taxes that has not been fully paid or finally settled;

(D) neither Marriott nor any of its subsidiaries (1) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than exclusively among Marriott and its subsidiaries), (2) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Marriott is the common parent corporation), (3) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or foreign law or (4) has any liability for the payment of Taxes of any person as a successor or transferee;

(E) none of the assets of Marriott or any of its subsidiaries is subject to any Lien for Taxes (other than Permitted Liens); and

(F) neither Marriott nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction that has not been properly disclosed on a Tax Return in accordance with Applicable Laws, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(ii) Neither Marriott nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) within the past two years or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Combination Transactions.

(iii) Neither Marriott nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Combination Transactions from qualifying for the Intended Tax Treatment.

(l) Voting Requirements. The affirmative vote of a majority of the votes cast at the Marriott Stockholders Meeting in favor of the issuance of shares of Marriott Common Stock in the Initial Holdco Merger (the “Marriott Stockholder Approval”) is necessary to consummate the Combination Transactions. The Marriott Stockholder Approval is the only vote of holders of any securities of Marriott or its subsidiaries necessary to adopt or approve this Agreement or the transactions contemplated by this Agreement.

(m) Takeover Statutes and Charter Provisions. Assuming that none of Starwood, Holdco, Starwood Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of Marriott, in each case as defined in Section 203 of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of Marriott has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to Marriott or any of its subsidiaries in connection with this Agreement, the Combination Transactions or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Marriott or any of its subsidiaries is subject, party or otherwise bound.

(n) Intellectual Property. Marriott and its subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. The conduct of Marriott’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not interfere, infringe, misappropriate, dilute or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations, dilutions or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. No claims are pending or, to the knowledge of Marriott, threatened or otherwise adversely affecting the Intellectual Property rights of Marriott, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. Since January 1, 2013, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott, neither Marriott nor any of its subsidiaries has received any (i) written notice, claim or indemnification request asserting that the conduct of Marriott’s and its subsidiaries’ businesses infringes, misappropriates, violates or dilutes any of the Intellectual Property rights of any third party or (ii) written request that Marriott or any of its subsidiaries take a license under any patents owned by a third party which such license would entail material obligations. To the knowledge of Marriott, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of Marriott or any of its subsidiaries, except for interferences, infringements, misappropriations, dilutions or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott.

(o) Certain Contracts. As of the date of this Agreement, neither Marriott nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $100,000,000 or any guarantee thereof (other than intercompany indebtedness) or (iii) any non-competition agreement, any agreement that grants the other party or any third person exclusivity or “most favored nation” status or any other agreement or obligation (in each case other than brand-specific radius restrictions in management or franchise agreements entered into in the ordinary course of business) which purports to limit in any material respect the manner in which, or the localities in which, the businesses of Marriott and its subsidiaries, taken as a whole, is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “Marriott Material Contracts”). Marriott has delivered or made available to Starwood, prior to the execution of this Agreement, true and complete copies of all Marriott Material Contracts not filed as exhibits to the Marriott Filed SEC Documents. Each Marriott Material Contract is valid and binding on Marriott (or, to the extent a subsidiary of Marriott is a party, such subsidiary) and is in full force and effect, and Marriott and each subsidiary of Marriott have in all material respects performed all obligations required to be performed by them to date under each Marriott Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. Neither Marriott nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of Marriott, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Marriott Material Contract. To the knowledge of Marriott, no other party to any Marriott Material Contract is in breach of or default under the terms of any Marriott Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marriott.

(p) Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott, (i) Marriott and each of its subsidiaries are and have been since January 1, 2010 in compliance with all Environmental Laws, including possession of and compliance with all permits, licenses, authorizations and approvals required under Environmental Laws for their respective operations and properties as currently conducted (“Marriott Environmental Permits”), and neither Marriott nor any of its subsidiaries has received any (A) communication alleging that Marriott or any of its subsidiaries has not complied with, or has any liability under, any Environmental Law or Marriott Environmental Permits or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (ii) there are no Environmental Claims pending or, to the knowledge of Marriott, threatened against Marriott or any of its subsidiaries; (iii) there has been no Release of or exposure to any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Marriott or any of its subsidiaries; and (iv) neither Marriott nor any of its subsidiaries has retained or assumed, either contractually or by operation of Applicable Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Marriott or any of its subsidiaries.

(q) Anti-Corruption and Trade Sanctions.

(i) Marriott and its affiliates, directors, officers and employees and, to the knowledge of Marriott, its agents and other representatives acting on behalf of Starwood or its subsidiaries, have complied with the Foreign Corrupt Practices Act and any other applicable foreign or domestic anticorruption or antibribery laws, as well as Applicable Laws regarding trade sanctions, including regulations promulgated by OFAC, in each case except for such instances of noncompliance that would not reasonably be expected to be material to Marriott and its subsidiaries, taken as a whole.

(ii) Marriott and its affiliates, directors and officers and, to the knowledge of Marriott, its employees, agents and other representatives acting on behalf of Marriott or its subsidiaries are not “specially designated nationals” or “blocked persons”, nor are they otherwise acting in any material violation of Applicable Laws regarding trade sanctions, including OFAC regulations.

(iii) Marriott and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

(iv) Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws) and except as would not be material to Marriott and its subsidiaries, taken as a whole, neither Marriott nor any of its affiliates, directors, officers or employees or, to the knowledge of Marriott, its agents or other representatives acting on behalf of Marriott or its subsidiaries have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or anything of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any other Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts, including, in the United States, 18 USC. 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and its implementing regulations, 31 USC 5311 et seq. and 31 CFR Chapter X.

(r) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott, (A) Marriott and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) there are no existing (or to the knowledge of Marriott, threatened) condemnation proceedings with respect to any such real property and (C) with respect to all such leased real property, Marriott and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Marriott nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(s) Opinion of Financial Advisors. Marriott has received the opinion of Deutsche Bank Securities Inc. (the “Marriott Financial Advisor”), dated the date of this Agreement, substantially to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Exchange Ratio is fair from a financial point of view to Marriott.

(t) Brokers. Except for fees payable to the Marriott Financial Advisor, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Marriott.

(u) Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, agreements, arrangements or understandings between Marriott or any of its subsidiaries, on the one hand, and any of Marriott’s affiliates (other than wholly owned subsidiaries of Marriott), on the other hand, that would be required to be disclosed by Marriott under Item 404 of Regulation S-K under the Securities Act.

(v) Marriott Corporate Merger Sub and Marriott LLC Merger Sub.

(i) Marriott Corporate Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. Marriott LLC Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the requisite limited liability company power and authority to carry on its business as now being conducted. Prior to the date of this Agreement, Marriott has delivered to or made available to Starwood true and correct copies of the organizational documents of Marriott Corporate Merger Sub and Marriott LLC Merger Sub.

(ii) Each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement, (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and (C) solely with respect to Marriott LLC Merger Sub, since the date of its formation, has been properly treated as disregarded as an entity separate from its owner for U.S. Federal income Tax purposes, and no election has ever been made under Treasury Regulations Section 301.7701–3, or any similar provision of state, local or foreign Tax law, to treat LLC Sub as an association taxable as a corporation for Tax purposes.

(iii) Each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub has all requisite corporate or other power and authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Marriott Corporate Merger Sub and Marriott LLC Merger Sub and the consummation by Marriott Corporate Merger Sub and Marriott LLC Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action, as applicable, on the part thereof. This Agreement has been duly executed and delivered by each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub, enforceable against each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(iv) All outstanding shares of capital stock or other equity interests of Marriott Corporate Merger Sub and Marriott LLC Merger Sub are, and all shares of capital stock or other equity interests of Marriott Corporate Merger Sub or Marriott LLC Merger Sub that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares of capital stock or other equity interests of Marriott Corporate Merger Sub and Marriott LLC Merger Sub are owned directly by Marriott, free and clear of any Lien.

(v) Each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub has taken, and Marriott has caused Marriott Corporate Merger Sub and Marriott LLC Merger Sub to take, all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Combination Transactions, to be approved and adopted, as applicable, by Marriott Corporate Merger Sub, Marriott LLC Merger Sub and their respective sole stockholder or sole equityholder, as applicable, for all required purposes under Applicable Law.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1 Conduct of Business.

(a) Conduct of Business by Starwood. Except as set forth in Section 4.1(a) of the Starwood Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by Marriott in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, Starwood and Holdco shall, and shall cause their respective subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use commercially reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them; provided that no action by Starwood, Holdco or any their respective subsidiaries with respect to matters specifically addressed by the following sentence shall be deemed to be a breach of this sentence unless such action would constitute a breach of the following sentence. Except as set forth in Section 4.1(a) of the Starwood Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by Marriott in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, Starwood and Holdco shall not, and shall not permit any of their respective subsidiaries to:

(i) (A) other than (I) any regular quarterly cash dividend made by Starwood in accordance with its existing dividend policy in an amount up to $0.375 per share of Starwood Common Stock for any such quarterly dividend and (II) dividends and distributions by a direct or indirect wholly owned subsidiary of Starwood to its direct or indirect parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Starwood, Holdco or any of their respective subsidiaries or any other securities thereof or any rights, warrants, options or stock appreciation rights to acquire any such shares or other securities (other than the acquisition of shares from a holder of a Starwood Equity Award in satisfaction of withholding obligations or in payment of the exercise or reference price in accordance with the terms thereof as in effect on the date hereof or in connection with the forfeiture of any rights, options or stock appreciation rights granted under a Starwood Equity Plan);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) Starwood Equity Awards granted in the ordinary course of business consistent with past practice, (B) in connection with the settlement of equity compensation granted under the Starwood Benefit Plans as in effect on the date hereof and (C) as required by any Starwood Benefit Plan as in effect on the date hereof);

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive in any material respect any Starwood Material Contract except for amendments or renewals without adverse changes, additions or deletions of terms, (B) enter into any new agreement or contract or other binding obligation of Starwood, Holdco or any of their respective subsidiaries containing any provision of the type described in clause (iii) of the definition of Starwood Material Contracts or (C) enter into or renew, or amend in any material respect, any material outsourcing agreement, contract or arrangement;

(iv) except for transactions pursuant to definitive agreements in effect as of the date of this Agreement, (A) acquire any hotel or any real property, whether through purchase, lease or otherwise, (B) enter into any joint venture, joint development or analogous transaction, (C) merge with or enter into a consolidation with or otherwise acquire any interest in any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (D) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (E) otherwise acquire an interest in (including, through leases, subleases and licenses of real property) or invest to secure new management or franchise agreements with respect to (including, through key money, loans, guarantees and similar arrangements) any assets, or (F) enter into any new line of business, except (x) in the case of clauses (A), (B), (C) (but specifically excluding any merger or consolidation of Starwood, Holdco or Starwood Merger Sub with any other person under clause (C)) and (E), (1) transactions involving only direct or indirect wholly owned subsidiaries of Starwood (other than Holdco and Starwood Merger Sub), (2) guarantees permitted under Section 4.1(a)(vi) or (3) in one or more transactions with respect to which the aggregate key money does not exceed $150,000,000 and all other aggregate consideration (including loans and leases, and valuing leases for the purposes of this calculation at their net present value) does not exceed $100,000,000 and (y) in the case of clause (E), (1) acquisitions of supplies, materials, equipment and other tangible assets in the ordinary course of business consistent with past practice, (2) capital expenditures permitted to be made pursuant to clause (xi) of this Section 4.1(a), or (3) office leases in the ordinary course of business;

(v) except for transactions pursuant to definitive agreements in effect as of the date of this Agreement, (A) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any assets or properties of Starwood, Holdco or any of their respective subsidiaries (other than immaterial assets or properties) or (B) mortgage or pledge any material assets or material properties of Starwood, Holdco or any of their respective subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) sales or other dispositions in one or more transactions with respect to which the aggregate consideration does not exceed $300,000,000; provided in the case of clauses (1), (2) and (3), that (v) with respect to any hotel properties or joint ventures, Starwood receives or retains a long-term management agreement or franchise agreement on market terms consistent with past practices, (w) Starwood receives an amount that equals or exceeds the fair market value of such assets or properties, (x) Starwood does not engage in a sale and leaseback transaction, (y) Starwood does not issue guarantees or assurances against future performance or loss with an aggregate maximum funding exposure in excess of $50,000,000 and (z) at least 85% of the value of the aggregate consideration (disregarding any renovation commitments made by the acquiror and any hotel management agreement entered into in connection with such transaction) received by Starwood for all such hotel properties and joint ventures in the aggregate is received in cash;

(vi) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person (including any hotel owner), enter into any agreement to maintain any financial statement condition of another person, enter into any arrangement having the economic effect of any of the foregoing, or enter into any other guarantees or assurances against future performance or loss, except (A) indebtedness incurred in the ordinary course of business and consistent with past practice under Starwood’s current borrowing agreements or any refinancing thereof; provided that any change of control repurchase rights of the holders of such refinanced indebtedness shall only become effective upon the occurrence of both a change of control of Starwood and a ratings agency downgrade of such indebtedness to below investment grade, (B) any inter-company indebtedness solely involving Starwood or its direct or indirect wholly owned subsidiaries (other than Holdco and Starwood Merger Sub), (C) as required by existing contracts entered into in the ordinary course of business, (D) indebtedness for borrowed money not to exceed $200,000,000 in aggregate principal amount outstanding at any time incurred by Starwood or any of its subsidiaries other than in accordance with clauses (A) through (C), (E) guarantees or assurances against future performance or loss with an aggregate maximum funding exposure not to exceed $50,000,000 (after taking into account any guarantees or assurances against future performance or loss entered into in connection with activities otherwise permitted pursuant to paragraph (iv) or (v) of this Section 4.1(a)) or (F) guarantees by Starwood of indebtedness of its subsidiaries (other than Holdco and Starwood Merger Sub), which indebtedness is incurred in compliance with this Section 4.1(a)(vi);

(vii) waive, release, assign, settle or compromise any pending or threatened Action which (A) is material to the business of Starwood and its subsidiaries, taken as a whole, (B) otherwise involves the payment by Starwood of an amount in excess of $20,000,000 (excluding any amounts that may be paid under insurance policies), other than settlements or compromises of any pending or threatened Action reflected or reserved against in the balance sheet (or the notes thereto) of Starwood as of September 30, 2015 included in the Starwood Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved or (C) involves any admission of criminal wrongdoing;

(viii) except as required by any Starwood Benefit Plan in effect on the date of this Agreement or as required by Applicable Laws, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any director, officer or other employee, other than, with respect to employees who are not directors or officers at the level of Senior Vice President or above, increases in compensation or benefits in the ordinary course of business consistent with past practice, (B) grant any bonuses, other than performance-based bonuses in the ordinary course of business consistent with past practice, to any director, officer or other employee, (C) enter into or adopt any new material Starwood Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify, in a manner that would materially increase costs to Starwood, any existing Starwood Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any director, officer or other employee, (D) grant to any director, officer or other employee any right to receive, or pay to any director, officer or other employee, any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice) or (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any director, officer or other employee; provided, however, that each of Starwood and Marriott shall designate one or more persons to serve as point people for purposes of efficiently and expeditiously discussing and considering requests for consent or waivers under this Section and any such additional requests therefor made by Starwood;

(ix) change any of its financial or Tax accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(x) other than foreign exchange rate swaps with respect to intercompany debt in the ordinary course of business consistent with past practice, enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements;

(xi) other than as necessary to maintain value and functionality of Starwood’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than 120% of the aggregate amount of Starwood’s budgeted capital expenditures set forth on Section 4.1(a)(xi) of the Starwood Disclosure Letter;

(xii) amend the Starwood Charter or the Starwood By-laws or the organizational documents of Holdco or Starwood Merger Sub (other than amendments to the organizational documents of Holdco or Starwood Merger Sub as may be necessary to effect the transactions contemplated by this Agreement) or adopt any stockholder rights plan, “poison pill” antitakeover plan or similar device that would apply to the Combination Transactions;

(xiii) enter into any transaction, contract, agreement, arrangement or understanding between Starwood or any of its subsidiaries, on the one hand, and any of Starwood’s affiliates (other than wholly owned subsidiaries of Starwood), on the other hand, that would be required to be disclosed by Starwood under Item 404 of Regulation S-K under the Securities Act;

(xiv) enter into, or amend or modify in any material respect, any collective bargaining agreement, card check neutrality/labor peace agreement or accretion provisions with any labor union; or

(xv) authorize, or commit or agree to take, any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Section 4.1(a) shall be deemed to restrict, nor shall any of the provisions of this Section 4.1(a) be considered breached by, any action taken by Starwood (including any Tax elections made) or any of its subsidiaries that is required or contemplated by the Venus Documents or is necessary to effectuate the Venus-ILG Transaction or the Spin-Off or any of the transactions contemplated by the definitive documentation related thereto (including the Venus Documents). For the avoidance of doubt, none of the restrictions set forth in clauses (i) through (xiv) of this Section 4.1(a) shall apply to any action by Starwood or any of its subsidiaries that relate solely to the assets, capital stock, business or operations of Venus or do not relate to, or would not reasonably be expected to adversely impact, the assets, capital stock, business or operations of any of the other businesses of Starwood and its subsidiaries.

(b) Conduct of Business by Marriott. Except as set forth in Section 4.1(b) of the Marriott Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by Starwood in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, Marriott shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use commercially reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them; provided that no action by Marriott or any of its subsidiaries with respect to matters specifically addressed by the following sentence shall be deemed to be a breach of this sentence unless such action would constitute a breach of the following sentence. Except as set forth in Section 4.1(b) of the Marriott Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by Starwood in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, Marriott shall not, and shall not permit any of its subsidiaries to:

(i) (A) other than (I) any regular quarterly cash dividend made by Marriott in accordance with its existing dividend policy in an amount up to $0.25 per share of Marriott Common Stock for any such quarterly dividend, subject to periodic increases in such amount as determined by the Board of Directors of Marriott consistent with past practices and (II) dividends and distributions by a direct or indirect wholly owned subsidiary of Marriott to its direct or indirect parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Marriott or any of its subsidiaries or any other securities thereof or any rights, warrants, options or stock appreciation rights to acquire any such shares or other securities (other than (I) the acquisition of shares from a holder of a Marriott equity award in satisfaction of withholding obligations or in payment of the exercise or reference price in accordance with the terms thereof as in effect on the date hereof or in connection with the forfeiture of any rights, options or stock appreciation rights granted under a Marriott Equity Plan and (II) repurchases of shares of capital stock of Marriott as determined by the Board of Directors of Marriott consistent with past practices or in connection with a structured Accelerated Share Repurchase program);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) Marriott equity awards granted in the ordinary course of business consistent with past practice, (B) in connection with the settlement of equity compensation granted under the Marriott Benefit Plans as in effect on the date hereof and (C) as required by any Marriott Benefit Plan as in effect on the date hereof);

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive in any material respect any Marriott Material Contract except for amendments or renewals without adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of Marriott or its subsidiaries containing any provision of the type described in clause (iii) of the definition of Marriott Material Contracts or (C) enter into or renew, or amend in any material respect, any material outsourcing agreement, contract or arrangement;

(iv) except for transactions pursuant to definitive agreements in effect as of the date of this Agreement, (A) acquire any hotel or any real property, whether through purchase, lease or otherwise, (B) enter into any joint venture, joint development or analogous transaction, (C) merge with or enter into a consolidation with or otherwise acquire any interest in any person or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (D) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (E) otherwise acquire an interest in (including, through leases, subleases and licenses of real property) or invest to secure new management or franchise agreements with respect to (including, through key money, loans, guarantees and similar arrangements) any assets, or (F) enter into any new line of business, except (x) in the case of clauses (A), (B), (C) (but specifically excluding any merger or consolidation of Marriott, Marriott Corporate Merger Sub or Marriott LLC Merger Sub with any other person under clause (C)) and (E), (1) transactions involving only direct or indirect wholly owned subsidiaries of Marriott (other than Marriott Corporate Merger Sub and Marriott LLC Merger Sub), (2) guarantees permitted under Section 4.1(b)(vi) or (3) in one or more transactions with respect to which the aggregate key money does not exceed $150,000,000 and all other aggregate consideration (including loans and leases, and valuing leases for the purposes of this calculation at their net present value) does not exceed $100,000,000 and (y) in the case of clause (E), (1) acquisitions of supplies, materials, equipment and other tangible assets in the ordinary course of business consistent with past practice, (2) capital expenditures permitted to be made pursuant to clause (xi) of this Section 4.1(b) or (3) office leases in the ordinary course of business;

(v) except for transactions pursuant to definitive agreements in effect as of the date of this Agreement, (A) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any assets or properties of Marriott or any of its subsidiaries (other than immaterial assets or properties) or (B) mortgage or pledge any material assets or material properties of Marriott or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) sales or other dispositions in one or more transactions with respect to which the aggregate consideration does not exceed $300,000,000; provided in the case of clauses (1), (2) and (3), that (v) with respect to any hotel properties or joint ventures, Marriott receives or retains a long-term management agreement or franchise agreement on market terms consistent with past practices, (w) Marriott receives an amount that equals or exceeds the fair market value of such assets or properties, (x) Marriott does not engage in a sale and leaseback transaction, (y) Marriott does not issue guarantees or assurances against future performance or loss with an aggregate maximum funding exposure in excess of $50,000,000 and (z) at least 85% of the value of the aggregate consideration (disregarding any renovation commitments made by the acquiror and any hotel management agreement entered into in connection with such transaction) received by Marriott for all such hotel properties and joint ventures in the aggregate is received in cash;

(vi) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person (including any hotel owner), enter into any agreement to maintain any financial statement condition of another person, enter into any arrangement having the economic effect of any of the foregoing, or enter into any other guarantees or assurances against future performance or loss, except (A) indebtedness incurred in the ordinary course of business and consistent with past practice under Marriott’s current borrowing agreements or any refinancing thereof; provided that any change of control repurchase rights of the holders of such refinanced indebtedness shall only become effective upon the occurrence of both a change of control of Starwood and a ratings agency downgrade of such indebtedness to below investment grade, (B) any inter-company indebtedness solely involving Marriott or its direct or indirect wholly owned subsidiaries (other than Marriott Corporate Merger Sub and Marriott LLC Merger Sub), (C) as required by existing contracts entered into in the ordinary course of business, (D) indebtedness for borrowed money not to exceed $200,000,000 in aggregate principal amount outstanding at any time incurred by Marriott or any of its subsidiaries other than in accordance with clauses (A) through (C), (E) guarantees or assurances against future performance or loss with an aggregate maximum funding exposure not to exceed $50,000,000 (after taking into account any guarantees or assurances against future performance or loss entered into in connection with activities otherwise permitted pursuant to paragraph (iv) or (v) of this Section 4.1(b)) or (F) guarantees by Marriott of indebtedness of its subsidiaries (other than Marriott Corporate Merger Sub and Marriott LLC Merger Sub), which indebtedness is incurred in compliance with this Section 4.1(b)(vi);

(vii) waive, release, assign, settle or compromise any pending or threatened Action which (A) is material to the business of Marriott and its subsidiaries, taken as a whole, (B) otherwise involves the payment by Marriott of an amount in excess of $20,000,000 (excluding any amounts that may be paid under insurance policies), other than settlements or compromises of any pending or threatened Action reflected or reserved against in the balance sheet (or the notes thereto) of Marriott as of September 30, 2015 included in the Marriott Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved or (C) involves any admission of criminal wrongdoing;

(viii) except as required by any Marriott Benefit Plan in effect on the date of this Agreement or as required by Applicable Laws, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any director, officer or other employee, other than, with respect to employees who are not directors or officers at the level of Senior Vice President or above, increases in compensation or benefits in the ordinary course of business consistent with past practice, (B) grant any bonuses, other than performance-based bonuses in the ordinary course of business consistent with past practice, to any director, officer or other employee, (C) enter into or adopt any new material Marriott Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify, in a manner that would materially increase costs to Marriott, any existing Marriott Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any director, officer or other employee, (D) grant to any director, officer or other employee any right to receive, or pay to any director, officer or other employee, any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice) or (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any director, officer or other employee; provided, however, that each of Starwood and Marriott shall designate one or more persons to serve as point people for purposes of efficiently and expeditiously discussing and considering requests for consent or waivers under this Section and any such additional requests therefor made by Marriott;

(ix) change any of its financial or Tax accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(x) other than foreign exchange rate swaps with respect to intercompany debt in the ordinary course of business consistent with past practice, enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements;

(xi) other than as necessary to maintain value and functionality of Marriott’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than 120% of the aggregate amount of Marriott’s budgeted capital expenditures set forth on Section 4.1(b)(xi) of the Marriott Disclosure Letter;

(xii) amend the Marriott Charter or the Marriott Bylaws or the organizational documents of Marriott Corporate Merger Sub or Marriott LLC Merger Sub (other than amendments to the organizational documents of Marriott Corporate Merger Sub or Marriott LLC Merger Sub as may be necessary effect the transactions contemplated by this Agreement) or adopt any stockholder rights plan, “poison pill” antitakeover plan or similar device that would apply to the Combination Transactions;

(xiii) enter into any transaction, contract, agreement, arrangement or understanding between Marriott or any of its subsidiaries, on the one hand, and any of Marriott’s affiliates (other than wholly owned subsidiaries of Marriott), on the other hand, that would be required to be disclosed by Marriott under Item 404 of Regulation S-K under the Securities Act; or

(xiv) authorize, or commit or agree to take, any of the foregoing actions.

(c) Control of Other Party’s Business. Nothing contained in this Agreement will give Marriott, directly or indirectly, the right to control Starwood or any of its subsidiaries or direct the business or operations of Starwood or any of its subsidiaries prior to the Initial Holdco Merger Effective Time. Nothing contained in this Agreement will give Starwood, directly or indirectly, the right to control Marriott or any of its subsidiaries or direct the business or operations of Marriott or any of its subsidiaries prior to the Initial Holdco Merger Effective Time. Prior to the Initial Holdco Merger Effective Time, each of Marriott and Starwood will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Marriott or Starwood in violation of any rule, regulation or policy of any Governmental Entity or Applicable Law.

SECTION 4.2 No Solicitation by Starwood. (a) Each of Starwood and Holdco shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative (a “Representative”) retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Starwood Alternative Transaction or (ii) participate in any discussions or negotiations with any person (except to notify such person of the existence of the provisions of this Section 4.2), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Starwood Alternative Transaction; provided, however, that if, at any time prior to obtaining the Starwood Stockholder Approval, the Board of Directors of Starwood determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a breach of this Section 4.2(a) constitutes or is reasonably likely to lead to a Starwood Superior Proposal, subject to compliance with Section 4.2(c), Starwood and its Representatives may (A) furnish information with respect to Starwood and its subsidiaries to the person making such proposal (and its Representatives and financing sources) (provided that any such information that is nonpublic has previously been provided to Marriott or is provided to Marriott prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality and non-use generally no less restrictive than the terms of the confidentiality agreement, dated July 15, 2015, entered into between Starwood and Marriott (the “Confidentiality Agreement”) (for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making, amending or modifying of a proposal regarding a Starwood Alternative Transaction) and (B) participate in discussions or negotiations with the person making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Starwood Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Marriott and its subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub) (a “Starwood Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the outstanding shares of Starwood Common Stock or Holdco Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 25% or more of the voting power of Starwood or Holdco, including pursuant to a stock purchase, merger, consolidation, share exchange or similar transaction involving Starwood, Holdco or any of their respective subsidiaries, (ii) any transaction pursuant to which any Starwood Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Starwood or Holdco and any entity surviving any merger or combination including any of them) of Starwood, Holdco or any of their respective subsidiaries representing 25% or more of the consolidated revenues, net income or assets of Starwood (or, following the Starwood Merger, Holdco) and its subsidiaries taken as a whole or (iii) any disposition of assets representing 25% or more of the consolidated revenues, net income or assets of Starwood (or, following the Starwood Merger, Holdco) and its subsidiaries, taken as a whole; provided that the Venus-ILG Transaction, the Spin-Off or any other transaction or series of transactions related solely to the assets, capital stock or business of Venus shall not be deemed a Starwood Alternative Transaction.

(b) Except as permitted by this Section 4.2(b), neither the Board of Directors of Starwood nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Marriott, the approval or recommendation by such Board of Directors or such committee of the Starwood Merger, the Initial Holdco Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Starwood Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “Starwood Adverse Recommendation Change”) or (iii) cause or permit Starwood, Holdco or any of their respective controlled affiliates to enter into any letter of intent, agreement in principle, term sheet, acquisition agreement or other agreement providing for any Starwood Alternative Transaction (other than a confidentiality agreement referred to in Section 4.2(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Starwood Stockholder Approval, the Board of Directors of Starwood determines in good faith, after it has received a Starwood Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under Applicable Law, the Board of Directors of Starwood may (subject to this and the following sentences) (A) effect a Starwood Adverse Recommendation Change or (B) terminate this Agreement in order to enter into a definitive agreement providing for such Starwood Superior Proposal (subject to the satisfaction of its obligations under Section 7.2(b)), but in the case of each of clauses (A) and (B), only (i) at a time that is after (x) the fifth business day following Marriott’s receipt of written notice from Starwood advising Marriott that the Board of Directors of Starwood has received a Starwood Superior Proposal specifying the material terms and conditions of such Starwood Superior Proposal, identifying the person making such Starwood Superior Proposal and stating that it intends to make a Starwood Adverse Recommendation Change or terminate this Agreement and (y) Starwood has negotiated in good faith with Marriott during such five business day period (to the extent Marriott desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Marriott in response to the Starwood Superior Proposal and (ii) following the Board of Directors of Starwood having taken into account any changes to the terms of this Agreement proposed by Marriott and any other information provided by Marriott in response to such notice; provided that in the event of a subsequent modification to the material terms and conditions of such Starwood Superior Proposal, a new notice shall be delivered and a period of negotiation commenced, which period shall be three business days. For purposes of this Agreement, a “Starwood Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Starwood Third Party to enter into a Starwood Alternative Transaction (with all references to 25% in the definition of Starwood Alternative Transaction being treated as references to 50% for these purposes) that (1) did not result from a breach of Section 4.2(a), (2) is on terms that the Board of Directors of Starwood determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to Starwood’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Marriott) and (3) that the Board of Directors of Starwood determines in good faith is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Starwood Stockholder Approval, if the Board of Directors of Starwood determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its duties under Applicable Law, the Board of Directors of Starwood may effect a Starwood Adverse Recommendation Change in response to an Intervening Event, but only (i) at a time that is after (x) the fifth business day following Marriott’s receipt of written notice from Starwood advising Marriott of all material information with respect to such Intervening Event and stating that it intends to make a Starwood Adverse Recommendation Change and providing a full description of its rationale therefor and (y) Starwood has negotiated in good faith with Marriott during such five business day period (to the extent Marriott desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Marriott in response to the Intervening Event and (ii) following the Board of Directors of Starwood having taken into account any changes to the terms of this Agreement proposed by Marriott and any other information provided by Marriott in response to such notice. “Intervening Event” means a material event or circumstance that was not known by the Board of Directors of Marriott or Starwood, as applicable, on the date of this Agreement (or if known, the consequences of which were not known by such Board of Directors as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known by the Board of Directors of such party prior to the time such party receives the Starwood Stockholder Approval or the Marriott Stockholder Approval, as applicable; provided, however, that in no event shall any change, event or condition that relates to an inquiry or proposal, the consummation of which would constitute a Starwood Alternative Transaction or a Marriott Alternative Transaction, as applicable, constitute an Intervening Event.

(c) In addition to the obligations of Starwood set forth in Section 4.2(a) and Section 4.2(b), Starwood shall promptly, and in any event within 24 hours of receipt thereof, advise Marriott orally and in writing if Starwood or any of its subsidiaries or their Representatives receives any proposal relating to a Starwood Alternative Transaction, which notice shall include a copy of the proposal and the identity of the person making such proposal, and Starwood shall keep Marriott reasonably informed of the status of any such proposal (including any material changes, modifications or amendments thereto).

(d) Nothing contained in this Section 4.2 shall prohibit Starwood from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Starwood Adverse Recommendation Change shall be subject to the provisions of Section 4.2(b) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself be deemed to be a Starwood Adverse Recommendation Change).

SECTION 4.3 No Solicitation by Marriott. (a) Marriott shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any Representative retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Marriott Alternative Transaction or (ii) participate in any discussions or negotiations with any person (except to notify such person of the existence of the provisions of this Section 4.3), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Marriott Alternative Transaction; provided, however, that if, at any time prior to obtaining the Marriott Stockholder Approval, the Board of Directors of Marriott determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that that did not result from a breach of this Section 4.3(a) constitutes or is reasonably likely to lead to a Marriott Superior Proposal, subject to compliance with Section 4.3(c), Marriott and its Representatives may (A) furnish information with respect to Marriott and its subsidiaries to the person making such proposal (and its Representatives and financing sources) (provided that any such information that is nonpublic has previously been provided to Starwood or is provided to Starwood prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality and non-use generally no less restrictive than the terms of the Confidentiality Agreement (for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making, amending or modifying of a proposal regarding a Marriott Alternative Transaction) and (B) participate in discussions or negotiations with the person making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Marriott Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Starwood and its subsidiaries (including Holdco and Starwood Merger Sub) (a “Marriott Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the outstanding shares of Marriott Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 25% or more of the voting power of Marriott, including pursuant to a stock purchase, merger, consolidation, share exchange or similar transaction involving Marriott or any of its subsidiaries, (ii) any transaction pursuant to which any Marriott Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Marriott and any entity surviving any merger or combination including any of them) of Marriott or any of its subsidiaries representing 25% or more of the consolidated revenues, net income or assets of Marriott and its subsidiaries taken as a whole or (iii) any disposition of assets representing 25% or more of the consolidated revenues, net income or assets of Marriott and its subsidiaries, taken as a whole.

(b) Except as permitted by this Section 4.3(b), neither the Board of Directors of Marriott nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Starwood, the approval or recommendation by such Board of Directors or such committee of the issuance of shares of Marriott Common Stock in the Initial Holdco Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Marriott Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “Marriott Adverse Recommendation Change”) or (iii) cause or permit Marriott or any of its controlled affiliates to enter into any letter of intent, agreement in principle, term sheet, acquisition agreement or other agreement providing for any Marriott Alternative Transaction (other than a confidentiality agreement referred to in Section 4.3(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Marriott Stockholder Approval, the Board of Directors of Marriott determines in good faith, after it has received a Marriott Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under Applicable Law, the Board of Directors of Marriott may (subject to this and the following sentences) (A) effect a Marriott Adverse Recommendation Change or (B) terminate this Agreement in order to enter into a definitive agreement providing for such Marriott Superior Proposal (subject to the satisfaction of its obligations under Section 7.2(c)), but in the case of each of clauses (A) and (B), only (i) at a time that is after (x) the fifth business day following Starwood’s receipt of written notice from Marriott advising Starwood that the Board of Directors of Marriott has received a Marriott Superior Proposal specifying the material terms and conditions of such Marriott Superior Proposal, identifying the person making such Marriott Superior Proposal and stating that it intends to make a Marriott Adverse Recommendation Change or terminate this Agreement and (y) Marriott has negotiated in good faith with Starwood during such five business day period (to the extent Starwood desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Starwood in response to the Marriott Superior Proposal and (ii) following the Board of Directors of Marriott having taken into account any changes to the terms of this Agreement proposed by Starwood and any other information provided by Starwood in response to such notice; provided that in the event of a subsequent modification to the material terms and conditions of such

Marriott Superior Proposal, a new notice shall be delivered and a period of negotiation commenced, which period shall be three business days. For purposes of this Agreement, a “Marriott Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Marriott Third Party to enter into a Marriott Alternative Transaction (with all references to 25% in the definition of Marriott Alternative Transaction being treated as references to 50% for these purposes) that (1) did not result from a breach of Section 4.3(a), (2) is on terms that the Board of Directors of Marriott determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to Marriott’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Starwood) and (3) that the Board of Directors of Marriott determines in good faith is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Marriott Stockholder Approval, if the Board of Directors of Marriott determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its duties under Applicable Law, the Board of Directors of Marriott may effect a Marriott Adverse Recommendation Change in response to an Intervening Event, but only (i) at a time that is after (x) the fifth business day following Starwood’s receipt of written notice from Marriott advising Starwood of all material information with respect to such Intervening Event and stating that it intends to make a Marriott Adverse Recommendation Change and providing a full description of its rationale therefor and (y) Marriott has negotiated in good faith with Starwood during such five business day period (to the extent Starwood desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Starwood in response to the Intervening Event and (ii) following the Board of Directors of Marriott having taken into account any changes to the terms of this Agreement proposed by Starwood and any other information provided by Starwood in response to such notice.

(c) In addition to the obligations of Marriott set forth in Section 4.3(a) and Section 4.3(b), Marriott shall promptly, and in any event within 24 hours of receipt thereof, advise Starwood orally and in writing if Marriott or any of its subsidiaries or their Representatives receives any proposal relating to a Marriott Alternative Transaction, which notice shall include a copy of the proposal and the identity of the person making such proposal, and Marriott shall keep Starwood reasonably informed of the status of any such proposal (including any material changes, modifications or amendments thereto).

(d) Nothing contained in this Section 4.3 shall prohibit Marriott from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Marriott Adverse Recommendation Change shall be subject to the provisions of Section 4.3(b) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself be deemed to be a Marriott Adverse Recommendation Change).

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, Starwood and Marriott shall prepare, and Marriott shall file with the SEC, the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus. Each of Starwood and Marriott shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Starwood and Marriott shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Marriott shall provide Starwood with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form S-4 shall be made without the approval of both Starwood and Marriott, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided further, that this approval right shall not apply with respect to information relating to a Starwood Adverse Recommendation Change or a Marriott Adverse Recommendation Change. Starwood shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Starwood’s stockholders, and Marriott shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Marriott’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Marriott shall advise Starwood promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Initial Holdco Merger Effective Time any information relating to Starwood, Marriott or any of their respective affiliates, officers or directors, should be discovered by Starwood or Marriott that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Starwood and Marriott.

(b) Starwood shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Starwood Stockholders Meeting”) in accordance with the MGCL solely for the purpose of obtaining the Starwood Stockholder Approval and, if applicable, any approvals related thereto including the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and shall, subject to the provisions of Section 4.2(b), through its Board of Directors, recommend to its stockholders the approval of the Starwood Merger and the Initial Holdco Merger. Starwood may only postpone or adjourn the Starwood Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Starwood Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Starwood has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Starwood prior to the Starwood Stockholders Meeting. In the event that subsequent to the date of this Agreement, the Board of Directors of Starwood makes a Starwood Adverse Recommendation Change, Starwood nevertheless shall submit this Agreement to the holders of shares of Starwood Common Stock for the purpose of obtaining the Starwood Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Starwood Stockholders Meeting. Starwood shall permit Marriott and its Representatives to attend the Starwood Stockholders Meeting.

(c) Marriott shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Marriott Stockholders Meeting”) in accordance with the DGCL solely for the purpose of obtaining the Marriott Stockholder Approval and, if applicable, any approvals related thereto including the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and shall, subject to the provisions of Section 4.3(b), through its Board of Directors, recommend to its stockholders the approval of the issuance of shares of Marriott Common Stock in the Initial Holdco Merger. Marriott may only postpone or adjourn the Marriott Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Marriott Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Marriott has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Marriott prior to the Marriott Stockholders Meeting. In the event that subsequent to the date of this Agreement, the Board of Directors of Marriott makes a Marriott Adverse Recommendation Change, Marriott nevertheless shall submit this Agreement to the holders of shares of Marriott Common Stock for the purpose of obtaining the Marriott Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Marriott Stockholders Meeting. Marriott shall permit Starwood and its Representatives to attend the Marriott Stockholders Meeting.

(d) Starwood and Marriott shall use reasonable best efforts to hold the Starwood Stockholders Meeting and the Marriott Stockholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

SECTION 5.2 Access to Information; Confidentiality. Subject to the Confidentiality Agreement and subject to Applicable Law, upon reasonable notice, each of Starwood and Marriott shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, each of Starwood and Marriott shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party (provided that such party shall use reasonable best efforts to obtain the consent of the third party to such disclosure), (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by such party or its subsidiaries or (iii) otherwise violate any Applicable Laws. No review pursuant to this Section 5.2 shall affect any representation or warranty given by the other party hereto. Each of Starwood and Marriott shall hold, and shall cause its respective affiliates, officers, employees and Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

SECTION 5.3 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Combination Transactions and the other transactions contemplated by this Agreement, including using reasonable best efforts for (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, including any required action or non-action under the Antitrust Laws (the “Required Consents”) prior to the Initial Holdco Merger Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) appropriate filings, if any are required, pursuant to foreign Antitrust Laws as promptly as practicable and (iii) all other necessary filings with other Governmental Entities relating to the Combination Transactions, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the Antitrust Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Required Consents as soon as practicable. Notwithstanding anything to the contrary in this Agreement, neither Starwood nor Marriott shall be required pursuant to any Antitrust Laws to hold separate (including by trust or otherwise) or divest any of its businesses or assets or enter into any consent decree or other agreement that would restrict it in the conduct of its business as heretofore conducted if such actions, either by themselves or taken together, would reasonably be expected to cause greater than $700 million in lost value to Marriott and its subsidiaries and Starwood and its subsidiaries, taken as a whole. Lost value for purposes of this analysis shall consist of:

(A) any one time out-of-pocket costs that Marriott and its subsidiaries or Starwood and its subsidiaries would incur, if any, to effect a divestment or other required disposition (whether by termination of management or franchise agreement or otherwise) of hotels, whether open or pipeline, by Marriott and its subsidiaries or Starwood and its subsidiaries;

(B) the net present value of the reasonably expected future fee stream of the management or franchise contract associated with any hotel described in clause (A) from the date of the applicable divestiture or disposition through the earliest date such contract could be terminated due to scheduled expiration of the term of such contract, but taking into account any specified term extension where either Marriott or Starwood has the unconditional right to extend (which net present value calculation shall take into account the reasonably expected future selling, general and administrative expenses associated with such contract), using a discount rate equal to Marriott’s weighted average cost of capital as reasonably agreed by Marriott and Starwood; and

(C) a multiple of 12 times the amount of EBITDA earned from owned, leased or joint venture hotels that would be required to be divested or otherwise disposed of by Marriott and its subsidiaries or Starwood and its subsidiaries, if any (using EBITDA for 2015 for opened hotels, and projected EBITDA for the third full year of operations for pipeline hotels or hotels that were not open for all of 2015);

in each of clauses (A) through (C), without duplication, less the proceeds received, or reasonably expected to be received, by Marriott and its subsidiaries and Starwood and its subsidiaries in connection with any such divesture or other disposition. For purposes of this Section 5.3, “EBITDA” shall mean earnings before interest expense, taxes, depreciation and amortization, each as determined in accordance with GAAP, consistently applied, with such other adjustments as may be mutually agreed by Marriott and Starwood, and shall include an appropriate allocation for third-party market-level management fees.

(b) Each of the parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law. Each of the parties shall (i) promptly notify the other party of any communication received by that party from, or given by it to, any Governmental Entity and, subject to Applicable Law, permit the other party to review in advance any proposed communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any meeting or substantive discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Combination Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and (iii)

furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Combination Transactions, provided that materials furnished pursuant to this Section 5.3(b) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

SECTION 5.4 Indemnification, Exculpation and Insurance. (a) From and after the Initial Holdco Merger Effective Time, Marriott shall indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Initial Holdco Merger Effective Time, a director or officer of Starwood or any of its subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Initial Holdco Merger Effective Time, serving at the request of Starwood, as applicable, or any of its subsidiaries as a director or officer of another person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Initial Holdco Merger Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Starwood or any of its subsidiaries or is or was serving at the request of Starwood or any of its subsidiaries as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors or officers occurring prior to the Initial Holdco Merger Effective Time, whether asserted or claimed prior to, at or after the Initial Holdco Merger Effective Time, to the same extent as such Indemnified Parties are indemnified as of the date of this Agreement by Starwood pursuant to the Starwood Charter, the Starwood By-laws or the governing organizational documents of any subsidiary of Starwood, as applicable, and any indemnification agreements with directors and officers of Starwood in existence as of the date of this Agreement and listed in Section 5.4(a) of the Starwood Disclosure Letter. In the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Marriott to the same extent as such Indemnified Parties are entitled to advance of expenses as of the date of this Agreement by Starwood pursuant to the Starwood Charter, the Starwood By-laws or the governing or organizational documents of any subsidiary of Starwood, as applicable, and any indemnification agreements with directors and officers of Starwood in existence as of the date of this Agreement and listed in Section 5.4(a) of the Starwood Disclosure Letter; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by Applicable Law, the Starwood Charter or the Starwood By-laws or the governing or organizational documents of any Starwood subsidiary, as applicable, and any indemnification agreements with directors and officers of Starwood in existence as of the date of this Agreement and listed in Section 5.4(a) of the Starwood Disclosure Letter, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) Marriott shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter. In the event that Marriott, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Marriott or the Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of Marriott or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 5.4.

(b) For a period of six years from and after the Closing Date, Marriott shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Starwood or any of its subsidiaries or provide substitute polices for not less than the existing coverage and have other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred on or before the Initial Holdco Merger Effective Time, except that in no event shall Marriott be required to pay with respect to such insurance policies (or substitute insurance policies) of Starwood in respect of any one policy year more than 300% of the annual premium payable by Starwood for such insurance for the year ending December 31, 2015 (the “Annual D&O Cap”), and if Marriott is unable to obtain the insurance required by this Section 5.4 for any year within such six-year period, it shall obtain as much comparable insurance as possible for such year for an annual premium equal to the Annual D&O Cap; provided that in lieu of the foregoing, Starwood may obtain at or prior to the Initial Holdco Merger Effective Time a six-year “tail” policy under Starwood’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that is not in excess of the maximum aggregate amount otherwise payable for such six-year period under this Section 5.4(b).

(c) The provisions of this Section 5.4 (i) shall survive consummation of the Combination Transactions, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.5 Fees and Expenses. Except as set forth in this Section 5.5 and in Section 7.2, all fees and expenses incurred in connection with the Combination Transactions, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Combination Transactions are consummated, except that each of Marriott and Starwood shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the pre-merger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees).

SECTION 5.6 Public Announcements. Starwood, Holdco and Starwood Merger Sub, on the one hand, and Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub, on the other hand, shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any such press release or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its commercially reasonable efforts to consult with the other party, (b) a party may issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with the first sentence of this Section 5.6 without such consultation and (c) the first sentence of this Section 5.6 shall not apply with respect to communications relating to a Starwood Adverse Recommendation Change, a Marriott Adverse Recommendation Change or any proposal for a Starwood Alternative Transaction or Marriott Alternative Transaction.

SECTION 5.7 NASDAQ Listing. Marriott shall use reasonable best efforts to cause the Marriott Common Stock issuable under Article II to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

SECTION 5.8 Tax Treatment. (a) Each of the parties hereto shall use reasonable best efforts to cause the Combination Transactions to qualify for the Intended Tax Treatment, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no party shall be required to agree to any such amendment). The parties shall report the Combination Transactions and the other transactions contemplated by this Agreement, including for U.S. Federal income Tax purposes, in a manner consistent with such qualification. No party shall take any action, or allow any affiliate to take any action, that would reasonably be expected to prevent any of the foregoing.

(b) Each of the parties hereto shall use reasonable best efforts to cause the delivery of the opinion of counsel referred to in Section 6.3(d), including by causing its officers to execute and deliver to counsel letters of representation customary for transactions of this type at such time or times as counsel may reasonably request, including at the Closing. The parties shall use reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the letters of representation described in this Section 5.8(b).

SECTION 5.9 Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

SECTION 5.10 Employee Benefits. (a) For a period of one year following the Closing, Marriott shall provide, or cause to be provided, to each employee of Starwood and its subsidiaries who continues to be employed by Marriott and its subsidiaries, compensation and benefits that are no less favorable in the aggregate than the compensation and benefits provided to each such employee prior to the Closing. In addition, Marriott shall provide, or cause to be provided, to each employee of Starwood and its subsidiaries who is terminated on or prior to the first anniversary of the Closing with severance benefits that are no less favorable than the severance benefits provided to each such employee prior to the Closing. This Section 5.10(a)

shall not apply to collectively bargained employees, the terms and conditions of whose employment shall be determined by the applicable collective bargaining agreement as in effect from time-to-time.

(b) From and after the Initial Holdco Merger Effective Time, Marriott shall cause to be honored all Starwood Benefit Plans in accordance with the terms thereof. For all purposes under each employee benefit plan of Marriott and its affiliates providing benefits to any current or former employee of Starwood or any of their respective affiliates after the Initial Holdco Merger Effective Time (the “New Plans”), and subject to Applicable Law and obligations under applicable collective bargaining or similar agreements, each employee shall be credited with his or her years of service with Starwood or any of their respective affiliates, as the case may be, before the Initial Holdco Merger Effective Time, to the same extent as such employee was entitled, before the Initial Holdco Merger Effective Time, to credit for such service under any Starwood Benefit Plan of the same type, as applicable, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, and subject to Applicable Law and obligations under applicable collective bargaining or similar agreements: (i) each employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a Starwood Benefit Plan of the same type, as applicable, in which such employee participated immediately before the Initial Holdco Merger Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any employee, Marriott shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Marriott shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Marriott and Starwood hereby acknowledge that a “change in control” (or similar phrase) within the meaning of any Starwood Benefit Plan will occur at the Initial Holdco Merger Effective Time.

(d) Nothing contained in this Section 5.10 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Marriott or Starwood or any of their subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Marriott or Starwood or any of their subsidiaries, or any of their respective affiliates or (iv) limit the right of Marriott or Starwood (or any of their subsidiaries) to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

SECTION 5.11 Board of Directors of Marriott. Prior to the Initial Holdco Merger Effective Time, Marriott shall take all action necessary to cause the Board of Directors of Marriott, as of the Initial Holdco Merger Effective Time, to be increased by three directors and to cause the persons mutually agreed by Starwood and Marriott from the current directors of Starwood as of the date of this Agreement to be appointed to the Board of Directors of Marriott.

SECTION 5.12 Section 16(b). Marriott and Starwood shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of Starwood (including derivative securities) or acquisitions of equity securities of Marriott (including derivative securities) in connection herewith by any individual who (a) is a director or officer of Starwood or (b) at the Initial Holdco Merger Effective Time, will become a director or officer of Marriott, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.13 Venus-ILG Transaction. (a) Subject to Section 5.13(a) of the Starwood Disclosure Letter, neither Starwood nor any of its affiliates shall agree to any amendment, replacement, or other modification of, or waive any of its rights under, any Venus Document, without the consent of Marriott (which consent shall not be unreasonably withheld or delayed if such amendment, replacement or waiver does not result in the modification of any of the commercial terms that will govern the continuing commercial relationship between Starwood and Venus following the consummation of the Venus-ILG Transaction as reflected in the Venus Documents as in effect on the date hereof, such as economics, intellectual property rights, exclusivity provisions, usage limitations, platform usage, systems, customer data, loyalty program benefits and other similar terms); provided that Marriott shall not have the right to consent or object to the finalization of agreements and other documents as contemplated by the Venus Documents in effect as of the date hereof (provided, that Marriott shall have a right to review all such documents prior to their finalization) so long as the terms of such finalized agreements and documents are not inconsistent with the terms of the Venus Documents as in effect as of the date hereof. Upon any such amendment, replacement, supplement, modification or waiver of the Venus Documents in accordance with this Section 5.13(a), the term “Venus Documents” shall mean the Venus Documents, as so amended, replaced, supplemented, modified or waived, and Starwood shall provide Marriott with copies of such amended, replaced, supplemented, modified or waived Venus Document.

(b) Starwood shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Venus-ILG Transaction as promptly as practicable on the terms and conditions described in the Venus Documents including using its reasonable best efforts to (i) comply with all of its covenants and agreements set forth in the Venus Documents in accordance with the terms and subject to the conditions thereof (including any covenants and agreements related to obtaining (or providing ILG with assistance and cooperation in its efforts to obtain) the affirmative vote of the shareholders of ILG with respect to the Venus-ILG Transaction) and (ii) satisfy on a timely basis all conditions precedent to the Venus-ILG Transaction as set forth in the Venus Documents. Starwood shall keep Marriott reasonably informed of the status of its efforts to consummate the Venus-ILG Transaction, including by providing copies of material notices, filings, documents and agreements as promptly as reasonably practicable after they become available, and, upon the reasonable request of Marriott, otherwise being reasonably available for discussion of the status of any matters related to the Venus-ILG Transaction. Starwood shall give Marriott prompt written notice of (A) any material breach or purported material breach by any party of any term or condition of the Venus Documents of which Starwood becomes aware or (B) any termination or threatened (in writing) termination of the Venus Separation Agreement or the Venus Merger Agreement.

(c) Notwithstanding anything contained herein to the contrary, and without limiting in any respect Starwood’s obligations to use reasonable best efforts to consummate the Venus-ILG Transaction pursuant to Section 5.13(b), in the event the Venus Merger Agreement is terminated or Starwood otherwise fails to consummate the Venus-ILG Transaction for any reason, Starwood shall use its reasonable best efforts to take all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Spin-Off, in the most expeditious manner practicable, whether pursuant to a transaction with another third party (whether or not such transaction is structured in a substantially similar manner to the Venus-ILG Transaction) or otherwise pursuant to a distribution or exchange of capital stock of Venus to the stockholders of Starwood (an “Alternate Venus Disposition Transaction”), with the form of Alternate Venus Disposition Transaction being determined by Starwood; provided that Marriott shall have the right to consent to the terms of any such Alternate Venus Disposition Transaction that do not relate solely to the differing structural nature of the Alternate Venus Disposition Transaction as compared to the Venus-ILG Transaction (which consent shall not be unreasonably withheld or delayed with respect to terms that do not result in any amendment or modification of the commercial terms (such as economics, intellectual property rights, exclusivity provisions, usage limitations, platform usage, systems, customer data, loyalty program benefits and other similar terms and, other than in an Alternate Venus Disposition Transaction that is structured as a sale of Venus for cash, terms regarding Taxes, which terms are of the type covered by the Form of Tax Matters Agreement Exhibit to the Venus Separation Agreement) governing the continuing commercial relationship between Starwood and Venus (or any entity that acquires or merges, consolidates or combines with Venus in connection with such transaction). Notwithstanding the foregoing, (i) Marriott shall not have the right to consent or object to the purchase price payable to Starwood in connection with any Alternate Venus Disposition Transaction that is structured as a sale of Venus for cash and, in the event of any such transaction, Starwood may dividend or distribute to the holders of Starwood Common Stock prior to the Closing the net after-tax proceeds received by Starwood from such transaction (calculated net of costs and expenses, and net of liabilities for Taxes as mutually determined by Starwood and Venus), (ii) Marriott shall not have the right to consent or object to the identity of the counterparty or counterparties in any Alternate Venus Disposition Transaction and (iii) Marriott may not withhold its consent solely because any Alternate Venus Disposition Transaction would result in the incurrence of corporate-level Tax in an amount equal to the amount of Tax that would be incurred by Starwood as a result of the Venus-ILG Transaction without the application of Section 355(c) of the Code; provided that such Alternate Venus Disposition Transaction (other than a sale of Venus for cash) requires that Starwood is entitled to compensation for any associated tax benefit in a manner consistent with and substantially similar to the tax benefit payment provided for in the Venus-ILG Transaction as set forth in Section 4.06 of the “Form Tax Matters Agreement Exhibit” to the Venus Separation Agreement. In connection therewith, Starwood shall use reasonable best efforts to (i) obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities in order to consummate the Spin-Off, and make all necessary registrations and filings and take all steps as may be necessary to obtain any such waiver, consent or approval from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtain all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties and (iii) execute and deliver any additional instruments, documents or agreements necessary to consummate the Spin-Off.

(d) Marriott shall comply with the terms of Section 5.13(d) of the Starwood Disclosure Letter.

SECTION 5.14 Coordination of Quarterly Dividends. Starwood and Marriott shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that (a) with respect to the calendar quarter immediately preceding the calendar quarter in which the Closing Date occurs, (i) Starwood stockholders shall receive a regular quarterly dividend from Starwood with respect to such quarter, and (ii) Marriott stockholders shall receive a regular quarterly dividend from Marriott with respect to such quarter, and (b) with respect to the calendar quarter in which the Closing Date occurs, (i) Starwood does not declare or pay a regular quarterly dividend with respect to such quarter, and (ii) the stockholders of Marriott, after giving effect to the Initial Holdco Merger, receive a regular quarterly dividend from Marriott with respect to such quarter (it being understood that Marriott shall not set a record date for such dividend prior to the Initial Holdco Merger Effective Time).

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Combination Transactions. The respective obligation of each party to effect the Combination Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Starwood Stockholder Approval and the Marriott Stockholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Combination Transactions under the HSR Act shall have been terminated or shall have expired.

(c) Other Approvals. The authorization, consents, orders or approvals of, or declarations or filings with, and the expirations of the waiting periods required from, any Governmental Entity pursuant to any Antitrust Laws required in connection with the Combination Transactions shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods, together with the matters contemplated by Section 6.1(b), the “Requisite Regulatory Approvals”).

(d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Combination Transactions.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of Starwood and Marriott to their respective stockholders, and no stop order or proceedings seeking a stop order shall have been threatened or initiated by the SEC.

(f) NASDAQ Listing. The shares of Marriott Common Stock issuable in the Initial Holdco Merger as contemplated by Article II shall have been approved for listing on NASDAQ.

(g) Spin-Off. The Spin-Off shall have been consummated.

SECTION 6.2 Conditions to Obligations of Marriott. The obligation of Marriott to effect the Combination Transactions is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Starwood contained in Section 3.1(a), Section 3.1(b)(i), Section 3.1(m) and Section 3.1(w) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of Starwood contained in Section 3.1(c) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for De Minimis Inaccuracies; (iii) the representations and warranties of Starwood contained in Section 3.1(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iv) each of the representations and warranties of Starwood contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to materiality or “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Starwood.

(b) Performance of Obligations of Starwood. Each of Starwood, Holdco and Starwood Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Marriott shall have received an officer’s certificate duly executed by an authorized officer of Starwood to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

SECTION 6.3 Conditions to Obligations of Starwood. The obligation of Starwood to effect the Combination Transactions is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Marriott contained in Section 3.2(a), Section 3.2(b)(i), Section 3.2(m) and Section 3.2(v) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of Marriott contained in Section 3.2(c) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for De Minimis Inaccuracies; (iii) the representations and warranties of Marriott contained in Section 3.2(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iv) each of the representations and warranties of Marriott contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to materiality or “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Marriott.

(b) Performance of Obligations of Marriott. Each of Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Starwood shall have received an officer’s certificate duly executed by an authorized officer of Marriott to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Tax Opinion. Starwood shall have received an opinion of Cravath, Swaine & Moore LLP, Tax counsel to Starwood, dated the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, the Combination Transactions will qualify for the Intended Tax Treatment. In rendering such opinion, Cravath, Swaine & Moore LLP shall be entitled to rely upon assumptions and representations, customary for transactions of this type, of officers of parties hereto.

SECTION 6.4 Frustration of Closing Conditions. Notwithstanding anything in this Agreement to the contrary, neither Starwood nor Marriott may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure primarily resulted from such party’s breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Initial Holdco Merger Effective Time, and (except in the case of Section 7.1(e), (f), (g) and (h)) whether before or after the Starwood Stockholder Approval or the Marriott Stockholder Approval have been obtained:

(a) by mutual written consent of Starwood and Marriott;

(b) by either Starwood or Marriott:

(i) if the Initial Holdco Merger shall not have been consummated on or before December 31, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform its obligations under this Agreement in any material respect has been the primary cause of, or primarily resulted in, the failure of the Initial Holdco Merger to be consummated by such time;

(ii) if the Starwood Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Starwood Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii) if the Marriott Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Marriott Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Combination Transactions and such denial has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have complied with its obligations under Section 5.3 and, with respect to other matters not covered by Section 5.3, shall have used reasonable best efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

(c) by Marriott (provided that Marriott is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Starwood, Holdco or Starwood Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is either incapable of being cured or is not cured within 30 days of written notice thereof;

(d) by Starwood (provided that Starwood is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Marriott, Marriott Corporate Merger Sub or Marriott LLC Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is either incapable of being cured or is not cured within 30 days of written notice thereof;

(e) by Marriott, at any time prior to the Starwood Stockholders Meeting, if (i) the Board of Directors of Starwood shall have failed to include in the Joint Proxy Statement its recommendation to the stockholders of Starwood, without modification or qualification in a manner adverse to Marriott, that such stockholders approve the Starwood Merger and the Initial Holdco Merger, (ii) the Board of Directors of Starwood shall have failed to publicly reaffirm its recommendation of the Starwood Merger and the Initial Holdco Merger within 10 business days after the date any Starwood Alternative Transaction or any material modification thereto is first commenced, published or sent or given to Starwood’s stockholders, upon a request to do so by Marriott at least five business days prior to the expiration of any such 10 business day period or (iii) there shall have been any Starwood Adverse Recommendation Change, whether or not in compliance with Section 4.2;

(f) by Starwood, at any time prior to the Marriott Stockholders Meeting, if (i) the Board of Directors of Marriott shall have failed to include in the Joint Proxy Statement its recommendation to the stockholders of Marriott, without modification or qualification in a manner adverse to Starwood, that such stockholders approve the issuance of Marriott Common Stock in the Initial Holdco Merger, (ii) the Board of Directors of Marriott shall have failed to publicly reaffirm its recommendation of the issuance of Marriott Common Stock in the Initial Holdco Merger within 10 business days after the date any Marriott Alternative Transaction or any material modification thereto is first commenced, published or sent or given to Marriott’s stockholders, upon a request to do so by Starwood at least five business days prior to the expiration of any such 10 business day period or (iii) there shall have been any Marriott Adverse Recommendation Change, whether or not in compliance with Section 4.3;

(g) by Marriott, at any time prior to obtaining the Marriott Stockholder Approval, pursuant to Section 4.3(b); or

(h) by Starwood, at any time prior to obtaining the Starwood Stockholder Approval, pursuant to Section 4.2(b).

SECTION 7.2 Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 7.1, and subject to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 7.2, the last sentence of Section 5.2, Section 5.5 and Article VIII shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any material pre-termination breach of this Agreement or fraud.

(b) If this Agreement is terminated (i) by Marriott pursuant to Section 7.1(e); provided, that if either Marriott or Starwood terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) at a time when Marriott would have been entitled to terminate this

Agreement pursuant to Section 7.1(e), this Agreement shall be deemed terminated pursuant to Section 7.1(e) for purposes of this Section 7.2(b), (ii) by Starwood pursuant to Section 7.1(h) or (iii) by Marriott or Starwood pursuant to Section 7.1(b)(ii) and prior to the Starwood Stockholders Meeting there shall have been made to Starwood, or shall have been made directly to the stockholders of Starwood or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Starwood Alternative Transaction (substituting 50% for all 25% thresholds set forth in the definition of “Starwood Alternative Transaction” (a “Starwood Qualifying Transaction”)) and, in the case of this clause (b)(iii), if within twelve months of termination of this Agreement, (A) Starwood or any of its subsidiaries enters into a definitive agreement with any Starwood Third Party with respect to a Starwood Qualifying Transaction and such Starwood Qualifying Transaction is subsequently consummated (even if after such twelve-month period) or (B) any Starwood Qualifying Transaction is consummated, then Starwood shall pay to Marriott, not later than (x) in the case of clause (b)(i), one business day after the date of termination of this Agreement, (y) in the case of clause (b)(ii), simultaneously with and as a condition to such termination pursuant to Section 7.1(h) and (z) in the case of clause (b)(iii), one business day after the date the Starwood Qualifying Transaction is consummated, a termination fee of $400,000,000 (the “Termination Fee”). Notwithstanding the foregoing, no Termination Fee shall be payable by Starwood to Marriott in any circumstance in which the Marriott stockholders vote to disapprove this Agreement or the transactions contemplated hereby.

(c) If this Agreement is terminated (i) by Starwood pursuant to Section 7.1(f); provided, that if either Starwood or Marriott terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) at a time when Starwood would have been entitled to terminate this Agreement pursuant to Section 7.1(f), this Agreement shall be deemed terminated pursuant to Section 7.1(f) for purposes of this Section 7.2(c), (ii) by Marriott pursuant to Section 7.1(g) or (iii) by Marriott or Starwood pursuant to Section 7.1(b)(iii) and prior to the Marriott Stockholders Meeting there shall have been made to Marriott, or shall have been made directly to the stockholders of Marriott or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Marriott Alternative Transaction (substituting 50% for all 25% thresholds set forth in the definition of “Marriott Alternative Transaction” (a “Marriott Qualifying Transaction”)) and, in the case of this clause (c)(iii), if within twelve months of termination of this Agreement, (A) Marriott or any of its subsidiaries enters into a definitive agreement with any Marriott Third Party with respect to a Marriott Qualifying Transaction and such Marriott Qualifying Transaction is subsequently consummated (even if after such twelve-month period) or (B) any Marriott Qualifying Transaction is consummated, then Marriott shall pay to Starwood, not later than (x) in the case of clause (c)(i), one business day after the date of termination of this Agreement, (y) in the case of clause (c)(ii), simultaneously with and as a condition to such termination pursuant to Section 7.1(g) and (z) in the case of clause (c)(iii), one business day after the date the Marriott Qualifying Transaction is consummated, the Termination Fee. Notwithstanding the foregoing, no Termination Fee shall be payable by Marriott to Starwood in any circumstance in which the Starwood stockholders vote to disapprove this Agreement or the transactions contemplated hereby.

(d) Each Termination Fee payable under Section 7.2(b) or 7.2(c) shall be payable in immediately available funds no later than the applicable date set forth in such Section. If a party fails to promptly pay to the other party any Termination Fee due under this Section 7.2, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

SECTION 7.3 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Starwood Stockholder Approval or the Marriott Stockholder Approval; provided, however, that (a) after any such approval, there may not be, without further approval of the stockholders of Starwood (in the case of the Starwood Stockholder Approval) and the stockholders of Marriott (in the case of the Marriott Stockholder Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Starwood Common Stock or Holdco Common Stock hereunder or that by Applicable Law otherwise expressly requires the further approval of the stockholders of Starwood or the stockholders of Marriott, as the case may be, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of Starwood or the stockholders of Marriott unless required by Applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

SECTION 7.4 Extension; Waiver. At any time prior to the Initial Holdco Merger Effective Time, a party hereto may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Starwood or Marriott shall require the approval of the stockholders of Starwood or the stockholders of Marriott, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Initial Holdco Merger Effective Time. This Section 8.1 shall not limit Section 7.2(a) or any covenant or agreement of the parties that, by its terms, contemplates performance after the Initial Holdco Merger Effective Time.

SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or e-mailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Marriott, Marriott Corporate Merger Sub or Marriott LLC Merger Sub, to:

Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Email: rick.hoffman@marriott.com
Attention:	Richard S. Hoffman, Executive Vice President, Mergers, Acquisitions & Business Development

with a copy (which shall not constitute notice) to the same address:

Email:	w.david.mann@marriott.com
Attention:	Senior Vice President and Associate General Counsel, Americas Transactions and Corporate Affairs

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W. Washington, D.C. 20036
Email: siglover@gibsondunn.com; jcorsico@gibsondunn.com
Attention:	Stephen I. Glover Jonathan L. Corsico

(b) if to Starwood, Holdco or Starwood Merger Sub, to:

Starwood Hotels & Resorts Worldwide, Inc.
One Star Point
Stamford, Connecticut 06902
Email: thomas.mangas@starwoodhotels.com
Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to the same address:

Email:	kenneth.siegel@starwoodhotels.com
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

Email: sbarshay@cravath.com; dzoubek@cravath.com; khallam@cravath.com

Attention:	Scott A. Barshay
Damien R. Zoubek
O. Keith Hallam, III

SECTION 8.3 Definitions. For purposes of this Agreement:

(a) An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “De Minimis Inaccuracies” means any inaccuracies in the representations and warranties of Starwood in Section 3.1(c) or of Marriott in Section 3.2(c) that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of Starwood or Marriott, as the case may be.

(c) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(d) “knowledge” of any person that is not a natural person means the knowledge of such person’s Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Human Resources Officer;

(e) “Marriott Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), offer letter and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Marriott or any of its subsidiaries or which Marriott or any of its subsidiaries is obligated to sponsor, maintain or contribute to;

(f) “Marriott Deferred Stock Unit Award” means an award of deferred stock units corresponding to shares of Marriott Common Stock;

(g) “Marriott Equity Plan” means the Marriott Stock and Cash Incentive Plan, as amended and restated;

(h) “Marriott Option” means an option to purchase shares of Marriott Common Stock;

(i) “Marriott Performance Share Award” means an award of restricted stock units corresponding to shares of Marriott Common Stock or shares of Marriott Common Stock, in each case subject to performance-based vesting conditions;

(j) “Marriott RSU Award” means an award of restricted stock units corresponding to shares of Marriott Common Stock;

(k) “Marriott SAR” means a stock appreciation right corresponding to shares of Marriott Common Stock;

(l) “Material Adverse Effect” on Starwood or Marriott means any fact, circumstance, effect, change, event or development (each, an “Effect”) that (i) materially adversely affects the business, properties, financial condition or results of operations of Starwood and its subsidiaries, or Marriott and its subsidiaries, in each case taken as a whole, respectively, or (ii) prevents or materially impairs or delays the consummation of any of the transactions contemplated hereby, excluding, in the case of the foregoing clause (i) only, any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, except to the extent such Effect affects either Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, operate), (B) any failure, in and of itself, by Starwood or Marriott to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on Starwood or Marriott, respectively, unless such Effects are otherwise excluded pursuant to the other clauses of this definition), (C) the execution and delivery of this Agreement or the public announcement of the Combination Transactions or any of the other transactions contemplated by this Agreement (other than for purposes of the representations and warranties contained in Section 3.1(b) and Section 3.2(b)), including the impact thereof on the relationships, contractual or otherwise, of Starwood and its subsidiaries or Marriott and its subsidiaries, respectively, with employees, customers, suppliers or partners, (D) any change, in and of itself, in the market price or trading volume of Starwood’s or Marriott’s, respectively, securities (it being understood that the underlying facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on Starwood or Marriott, respectively, unless such Effects are otherwise excluded pursuant to the other clauses of this definition), (E) any change in Applicable Law, regulation or GAAP (or authoritative interpretation thereof) first proposed after the date hereof (in each case, except to the extent such Effect affects either Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, operate), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (in each case, except to the extent such Effect affects either Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, operate), (G) any hurricane, tornado, flood, earthquake or other natural disaster or (H) any litigation brought by stockholders of Starwood or Marriott alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby;

(m) “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(n) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

(o) “Starwood Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), offer letter and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Starwood or any of its subsidiaries or which Starwood or any of its subsidiaries is obligated to sponsor, maintain or contribute to;

(p) “Starwood Deferred Stock Unit Award” means an award of deferred stock units corresponding to shares of Starwood Common Stock;

(q) “Starwood Equity Plans” means the Starwood 2013 Long-Term Incentive Compensation Plan, the Starwood 2004 Long-Term Compensation Plan, the Starwood 2002 Long-Term Compensation Plan, the Starwood 1999 Long-Term Incentive Compensation Plan and the Starwood 1995 Share Option Plan, each as amended and restated;

(r) “Starwood Option” means an option to purchase shares of Starwood Common Stock;

(s) “Starwood Performance Share Award” means an award of restricted stock units corresponding to shares of Starwood Common Stock or shares of Starwood Common Stock, in each case subject to performance-based vesting conditions;

(t) “Starwood Restricted Stock Award” means an award of shares of Starwood Common Stock subject to forfeiture conditions;

(u) “Starwood RSU Award” means an award of restricted stock units corresponding to shares of Starwood Common Stock; and

(v) “Spin-Off” means the separation of Venus from Starwood and subsequent distribution of Venus to the stockholders of Starwood contemplated by the Venus Separation

Agreement, or in the event that the Venus-ILG Transaction is not consummated, any other spin-off, split-off or other analogous separation or distribution of Venus from Starwood, or any sale of Venus by Starwood.

SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever a consent or approval of Starwood or Marriott is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party.

SECTION 8.5 Counterparts; Facsimile or .pdf Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. (a) This Agreement (including the documents, Exhibits and instruments referred to herein), taken together with the Confidentiality Agreement, the Starwood Disclosure Letter and the Marriott Disclosure Letter, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Combination Transactions and the other transactions contemplated by this Agreement and (ii) except for the provisions of Section 5.4, is not intended to confer upon any person other than the parties any rights or remedies.

(b) No Additional Representations. The parties acknowledge and agree that, except as expressly set forth in this Agreement, none of Starwood, Marriott or any other person has made any representation or warranty, expressed or implied, as to the respective businesses of Starwood and Marriott, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties.

SECTION 8.7 GOVERNING LAW; WAIVER OF JURY TRIAL. EXCEPT TO THE EXTENT MARYLAND LAW MAY BE MANDATORILY APPLICABLE TO THE COMBINATION TRANSACTIONS, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.7.

SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.9 Specific Enforcement; Jurisdiction. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Combination Transactions or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Combination Transactions or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware (except for actions brought to enforce the judgment of any such Delaware court).

SECTION 8.10 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.11 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Arne M. Sorenson
	Name:	Arne M. Sorenson
	Title:	President, Chief Executive Officer and Director

MARS MERGER SUB, INC.

By:	/s/ Richard S. Hoffman
	Name:	Richard S. Hoffman
	Title:	Vice President

MARS MERGER SUB, LLC

By:	/s/ Richard S. Hoffman
	Name:	Richard S. Hoffman
	Title:	Vice President

[Signature Page to the Agreement and Plan of Merger]

STARWOOD HOTELS AND RESORTS WORLDWIDE, INC.

By:	/s/ Kenneth S. Siegel
	Name:	Kenneth S. Siegel
	Title:	Chief Administrative Officer and General Counsel

SOLAR MERGER SUB 1, INC.

By:	/s/ Kenneth S. Siegel
	Name:	Kenneth S. Siegel
	Title:	Secretary

SOLAR MERGER SUB 2, INC.

By:	/s/ Kenneth S. Siegel
	Name:	Kenneth S. Siegel
	Title:	Secretary

[Signature Page to the Agreement and Plan of Merger]